Filed with the U.S. Securities and Exchange Commission on May 15, 2007

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCTILLION CORP.

(Name of Small Business Issuer in Its Charter)

NEVADA	2836	59-3509694
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1628 West 1st Avenue, Suite 216 Vancouver, British Columbia, V6J 1G1 Telephone: (800) 213-0689 Facsimile: (604) 659-5029	Harmel S. Rayat, President 1628 West 1st Avenue, Suite 216 Vancouver, British Columbia, V6J 1G1 Telephone: (800) 213-0689 Facsimile: (604) 659-5029
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq.

Sierchio Greco & Greco, LLP

720 Fifth Avenue

New York, New York 10019

Telephone: (212) 246-3030

Facsimile: (212) 246-2225

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APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.

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If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee
Common Stock, $0.001 par value	4,250,000	$1.20 per share (2)	$1,200,000	$37
Common Stock, $0.001 par value, issuable upon exercise of Class C Non redeemable warrants (3)	1,000,000	$0.50 per share	$500,000	$15
Common Stock, $0.001 par value, issuable upon exercise of Class D Non redeemable warrants (4)	1,000,000	$0.55 per share	$550,000	$17
Common Stock, $0.001 par value, issuable upon exercise of Class E Non redeemable warrants (5)	1,000,000	$0.60 per share	$600,000	$18
Total	7,250,000		$2,850,000	$87

(1)

These shares were issued in connection with various private placements completed by the Registrant prior to May 8, 2007. All of the shares are offered by the Selling Stockholders. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)

Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the closing price as reported on the Pink Sheets, on May 8, 2007 which was $1.20 per share.

(3)

Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon exercise of Class C non redeemable warrants exercisable at $0.50 per share.

(4)

Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon exercise of Class D non redeemable warrants exercisable at $0.55 per share.

(5)

Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon exercise of Class E non redeemable warrants exercisable at $0.60 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 15, 2007

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until this registration statement is declared effective by the United States Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

OCTILLION CORP.

7,250,000 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain of our stockholders named in this prospectus (the “Selling Stockholders”) of up to 7,250,000 shares of our common stock (the “Shares”). The shares being offered under this prospectus are comprised of 4,250,000 shares of our common stock that were purchased by the Selling Stockholders in transactions with us or with our affiliate pursuant to exemptions from the registration requirements of the Securities Act of 1933 as amended (the “Securities Act”); and 3,000,000 shares of common stock (the “Warrant Shares” ) which may be issued to certain of the Selling Stockholders upon the exercise of outstanding share purchase warrants (collectively, the “Warrants”).

Although we will pay substantially all made the expenses incident to the registration of the shares, we will not receive any proceeds from the sales by the Selling Stockholders. We will, however, receive proceeds if the Warrants are exercised; to the extent we receive such proceeds, they will be used for general working capital purposes.

The Selling Stockholders and any underwriter, broker-dealer or agent that participates in the sale of the shares or interests therein may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, profit or other compensation any of them earns on any sale or resale of the shares, directly or indirectly, may be underwriting discounts and commissions under the Securities Act.  The Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Our common stock is presently quoted for trading under the symbol “OCTL” on the over the counter “Pink Sheet” market published by Pink Sheets, LLC. On May 8, 2007 the closing price of the common stock as reported by the Pink Sheets, LLC was $1.20 per share. The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the Pink Sheets, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

The purchase of the shares offered through this prospectus involves a high degree of risk. Please refer to “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS _______, 2007

PROSPECTUS SUMMARY

This summary only highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" beginning on page 8 and the consolidated financial statements, before making an investment decision.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “Company” and “Octillion” refer to Octillion Corp., a Nevada corporation, and its consolidated subsidiaries.

About Us and Our Business

We were incorporated in the State of Nevada on May 5, 1998, with an authorized capital stock of 100,000,000 shares of common stock, $0.001 par value, and 1,000,000 shares of preferred stock, par value $0.10.  As of May 8, 2007, 51,124,600 shares of common stock were issued and outstanding; there are no preferred shares issued and outstanding.

Our corporate headquarters is located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, V6J 1G1.  Our telephone number is (800) 213-0689.

We are a development stage technology company focused on the identification, acquisition and development of technologies and products which we believe have the potential for commercialization.  We conduct our operations through our two wholly-owned subsidiaries, Sungen Energy, Inc. (“Sungen”) and MicroChannel Technologies Corporation (“MicroChannel”).  Our strategy is to initially acquire rights to technologies and products that are being developed by third parties, primarily universities and government agencies, through sponsored research and development agreements.

We currently are sponsoring the research and development of two technologies as follows:

UIUC Silicon Nanoparticle Energy Technology

On August 25, 2006, through its wholly owned subsidiary, Sungen, we entered into a Sponsored Research Agreement (“UIUC Sponsored Research Agreement”) with the University of Illinois at Urbana-Champaign (“UIUC”) for the development of a new patent-pending technology to integrate films of silicon nanoparticle material on glass substrates, acting as photovoltaic solar cells that have the potential to convert normal home and office glass windows into ones capable of converting solar energy into electricity, with limited loss of transparency and minimal changes in manufacturing infrastructure (the “UIUC Silicon Nanoparticle Energy Technology”).

The process of producing silicon nanoparticles is supported by ten (10) issued US Patents, seven (7) pending US patents, two (2) issued foreign counterpart patents and nineteen (19) pending foreign counterpart patents. Collectively, such patents are referred to as the “UIUC Patents.” The initial term of the UIUC Sponsored Research Agreement expires on August 22, 2008; during this period we have agreed to advance a total of $219,201 (of which $83,450.36 has already been advanced) to fund the research and development activities. Please refer to “Description of Our Business and Properties.”

ISURF Nerve Regeneration Technology

On April 29, 2005, an Option Agreement (the “ISURF Agreement”) was executed between Iowa State Research Foundation Inc., (“ISURF”) and our wholly-owned subsidiary, MicroChannel, pursuant to which we have acquired an option to obtain a license to certain nerve regeneration technologies being developed by ISURF (the “ISURF Nerve Regeneration Technology”) and which is the subject of an issued US Patent (the “ISURF Patent”).  As of February 28, 2007, we had paid a total of $155,839 to support the research project.  Contingent upon satisfactory progress and success of the "Conduits with Micropatterned Films for Peripheral Nerve Regeneration," research project, we have also agreed to provide an additional $73,166 for a project entitled “Conduits with Micropatterned Films for Optic Nerve Regeneration,” which will test the efficacy of biodegradable micropatterned conduits on optic nerve regeneration. Please refer to “Description of Our Business and Properties.”

 Our Current Financial Condition

We have generated no revenues from operations and we do not expect to do so for the foreseeable future.  As of February 28, 2007, we had an accumulated deficit of $1,112,735. Our financial statements were prepared assuming that we will continue as a going concern. However, our accountants have expressed substantial doubt about our ability to continue as a going concern, and have issued a going concern qualification in their report. This means, that based on our current financial condition, there is substantial doubt that we can continue as an ongoing business for the next twelve months.  As such we may have to cease operations and you could lose your investment.  See “Risk Factors” on page 8.

The Offering

Selling Stockholders

The Selling Stockholders are existing non-affiliated stockholders of Octillion who purchased shares of our common stock from us or our affiliate in private placement transactions exempt from the registration requirements of the Securities Act of 1933  (the “Securities Act”), and  completed on or before May 8, 2007. Please refer to “Selling Stockholders.”

Securities Being Offered

The Selling Stockholders named in this prospectus are offering for resale up to 7,250,000 shares of our common stock to the public by means of this prospectus. The shares being offered under this prospectus are comprised of 4,250,000 Shares that were purchased by the Selling Stockholders in private placement transactions pursuant to an exemption from the registration requirements of the Securities Act; and up to 3,000,000 Warrant Shares which may be issued to certain of the Selling Stockholders upon the exercise of the Warrants issued in connection with the private placements completed by us.

Although we pay substantially all the expenses incident to the registration of the Shares, we will not receive any proceeds from the sales by the Selling Stockholders. However, we may receive proceeds (up to $1,650,000) from the exercise of the Warrants; if such proceeds are received by us, they will be used for general working capital purposes.

All of the shares owned by the Selling Stockholders will be registered by the registration statement of which this prospectus is a part. The Selling Stockholders may sell some or all of their shares immediately after they are registered.  Please refer to “Plan of Distribution.”

Offering Price

The Selling Stockholders may sell their shares pursuant to this prospectus, at open market, on the Pink Sheets, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution.”

Number of Shares Outstanding

There were 51,124,600 shares of our common stock issued and outstanding as at May 8, 2007.

Duration of Offering

The offering will conclude upon the earlier to occur of:

•

The sale of all of the shares of common stock being offered pursuant to this prospectus;

•

the third anniversary date of the effective date of this prospectus; or

•

such time as the registered shares may be sold without restriction pursuant to Rule 144(k) of the Securities Act.

Use of Proceeds

We will incur all costs associated with this registration statement and prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Stockholders. However, we did receive $500,000 from the sale of our shares to certain Selling Stockholders and we may receive up to $1,650,000 if the Selling Stockholders exercise all of the Warrants.  The Class C non-redeemable warrants expire on October 23, 2008, and have an exercise price of $0.50 per share.  The Class D non-redeemable warrants expire on April 23, 2009, and have an exercise price of $0.55 per share; and the Class E non-redeemable warrants expire on April 23, 2010 and have an exercise price of $0.60 per share.  All funds received by us from the exercise of the Warrants will be used for working capital purposes.  Please refer to “Use of Proceeds.”

Description of Our Common Stock

Our authorized capital stock consists of stock of 100,000,000 shares of common stock, each with a par value of $0.001, and 1,000,000 shares of preferred stock, each with a par value of $0.10. As of May 8, 2007, there were 51,124,600 shares of common stock were issued and outstanding. No preferred shares are outstanding.  This total does not include any shares of common stock issuable upon the exercise of any of our issued and outstanding stock purchase warrants, including, but not limited to, the Class C, Class D, and Class E Non-redeemable Warrants.  Please refer to “Description of Securities.”

Summary of Selected Financial Data

The following tables set forth a summary of certain selected financial data. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

Statement of Operations Data:	For the Six Months Ended February 28, 2007	For the Year Ended August 31, 2006	For the Year Ended August 31, 2005
Revenues	$0	$0	$0
Loss from operations	$(573,243)	$(165,060)	$(103,766)
Net loss	$(563,605)	$(157,982)	$(103,142)
Net loss attributable to stockholders	$(563,605)	$(157,982)	$(103,142)
Basic and diluted net loss per share	$(0.012)	$(0.004)	$(0.003)
Weighted average shares outstanding used in basic and diluted net loss per share calculation	46,895,307	42,012,270	41,124,600

Balance Sheet Data:	February 28, 2007	August 31, 2006	August 31, 2005
Cash	$594,223	$247,492	$27,708
Working Capital (deficiency)	$555,399	$206,122	$(135,284)
Total assets	$594,921	$250,068	$28,176
Total liabilities	$38,824	$42,866	$162,992
Total stockholders’ capital (deficiency)	$556,097	$207,202	$(134,816)

RISK FACTORS

You should carefully consider the risks described below before purchasing any shares. Our most significant risks and uncertainties are described below; if any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire the shares only if you can afford to lose your entire investment.

We have experienced significant losses and expect losses to continue for the foreseeable future.

We are a development stage company; we have not generated any revenues since inception and we do not expect to generate any revenues for the foreseeable future.  We have incurred losses since inception. We had a working capital (deficiency) of $555,399 at February 28, 2007, and $206,122 and $(135,284) at August 31, 2006 and August 31, 2005, respectively, and a stockholders’ capital equity (deficiency) of $556,097 at February 28, 2007, $207,202 at August 31, 2006 and $(134,816) at August 31, 2005.

We currently do not have, and may never develop, any commercialized products.

We currently do not have any commercialized products or any source of revenue. We have invested substantially all of our time and resources over the last three years in the identification, acquisition of rights to, and the research and development of technologies. Even if we were to acquire a license for either or both of the ISURF Nerve Regeneration Technology or the UIUC Silicon Nanoparticle Energy Technology, we will require additional research, development, clinical evaluation, significant marketing efforts, and in some cases regulatory approval before any of the technologies will generate any revenues.  This will necessitate additional investment of time and capital by us.

We cannot currently estimate with any accuracy the amount of either the additional funds or time required to successfully commercialize either technology, because the actual cost and time may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

We may require additional financing to sustain our operations and our obligations under the ISURF Agreement and the UIUC Sponsored Research Agreement.

Our independent registered public accounting firm has added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended August 31, 2006, relative to our ability to continue as a going concern. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We are obligated to advance up to an additional $135,750.64 under the UIUC Sponsored Research Agreement  and may elect to advance an additional $73,166 under the ISURF Agreement in additional total research funding. These amounts do not include any financial undertakings required for us to secure a license with respect to the underlying technologies. We do not currently have sufficient financial resources to fund these costs and to maintain our operations. We will require substantial funds in addition to the net proceeds of this offering to conduct additional basic research and development activities, preclinical studies, clinical trials and other activities relating to the successful commercialization of the ISURF Nerve Regeneration Technology and/or the UIUC Silicon Nanoparticle Energy Technology. We do not have committed external sources of funding for our projects and we may not be able to obtain the additional funds we will require on acceptable terms, if at all.

In addition, our cash requirements may vary materially from those now planned. We cannot currently estimate with any accuracy the amount of additional capital we may require because the amount needed may vary significantly depending on results of current basic research and development and product testing, cost of acquiring an exclusive license the technologies, changes in the focus and direction of our research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, if any, that must be addressed, manufacturing, marketing and, finally, other costs associated with commercialization of products following receipt of regulatory approvals and other factors.

If adequate funds are not available or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.  We may be required to delay, reduce the scope of or terminate one or more or all of our research programs; to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain the ISURF Nerve Regeneration Technology, the UIUC Silicon Nanoparticle Energy Technology, or other technologies or products based upon such technologies that we would otherwise seek to develop or commercialize ourselves; or to license the rights to such technologies or products on terms that are less favorable to us than might otherwise be available. If we raise additional funds by issuing equity or debt securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders.

The success of our research and development activities is uncertain. If the research efforts are not successful, we will be unable to generate revenues from our operations and we will have to cease doing business.

We are at an early stage of development.  We have the right to negotiate a license to only two technologies. Each of the ISURF Nerve Regeneration Technology and the UIUC Silicon Nanoparticle Energy Technology require significant further research, development, testing, as well as additional capital investment before we can determine whether we will elect to acquire a license to the technologies; accordingly, we cannot now project whether the ultimate results of these projects will prove successful or form the basis for a commercially viable technology or product.

During the term of our ISURF Agreement and the UIUC Sponsored Research Agreement, we will determine whether to acquire an exclusive license from, respectively, ISURF and UIUC to the technologies underlying the agreements. The final terms and conditions of any such licenses cannot now be determined.

If the results of the continuing research projects do not warrant our exercise of our option to negotiate an exclusive license to market the ISURF Nerve Regeneration Technology or the UIUC Silicon Nanoparticle Energy Technology, we may need to abandon our business model, in which case our shares may have no value and you may lose your investment.

We anticipate we will remain engaged in research and development for a considerable period of time, at least through the initial funding period under our agreements with Iowa State University and the University of Illinois; if results warrant we may continue the research and development efforts towards the goal of commercializing the ISURF Nerve Regeneration Technology or the UIUC Silicon Nanoparticle Energy Technology.

Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual costs may exceed the amounts we have budgeted and actual time may exceed our expectations. As we have indicated, we cannot currently estimate with any accuracy the amount of these additional funds we will ultimately require to commercialize one or both of our sponsored technologies. We may be unable to generate adequate revenue from operations or be able to financially support the level of research required to develop a commercially viable technology or product.

The development of the ISURF Nerve Regeneration Technology and the UIUC Silicon Nanoparticle Energy Technology are subject to the risks of failure inherent in the development of any novel technology.

Ultimately, the development and commercialization of each of the ISURF Nerve Regeneration Technology and the UIUC Silicon Nanoparticle Energy Technology are subject to a number of risks that are particular to the development and commercialization of any novel technology.  These risks include the following:

•

we may not be able to acquire or maintain license rights to the ISURF Nerve Regeneration Technology and/or the UIUC Silicon Nanoparticle Energy Technology, or products developed from the ISURF Nerve Regeneration Technology and/or the UIUC Silicon Nanoparticle Energy Technology;

•

the ISURF Nerve Regeneration Technology (or any products derived from the technology) and/or the UIUC Silicon Nanoparticle Energy Technology  (or any products derived from the technology) may prove to be ineffective, unsafe or otherwise fail to receive necessary regulatory approvals;

•

the ISURF Nerve Regeneration Technology (or any products derived from the technology) and/or the UIUC Silicon Nanoparticle Energy Technology (or any products derived from the technology), even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;

•

our marketing license or proprietary rights to products derived from the ISURF Nerve Regeneration Technology and/or the UIUC Silicon Nanoparticle Energy Technology may not be sufficient to protect our products from competitors;

•

the proprietary rights of third parties may preclude us or our collaborators from making, using or marketing the products utilizing the ISURF Nerve Regeneration Technology and/or the UIUC Silicon Nanoparticle Energy Technology; or,

•

third parties may market superior, more effective, or less expensive technologies or products having comparable results to the ISURF Nerve Regeneration Technology (or any products derived from the technology) and/or the UIUC Silicon Nanoparticle Energy Technology (or any products derived from the technology).

If we ultimately do not obtain the necessary regulatory approvals for the commercialization of the ISURF Nerve Regeneration Technology or otherwise commercialize the  UIUC Silicon Nanoparticle Energy Technology, we will not achieve profitable operations and your investment may be lost.

Our ability to achieve profitability is dependent on ultimately commercializing the UIUC Silicon Nanoparticle Energy Technology and/or obtaining regulatory approvals for the ISURF Nerve Regeneration Technology and entering into agreements for commercialization of such products.   At this time we have not submitted any products for regulatory approval nor do we have any agreements with any third parties regarding the commercialization of any products.  The failure to obtain any such necessary regulatory approvals or to enter into any such necessary agreements could delay or prevent us from achieving profitability.  This would result in the loss of your investment.  Moreover, even if the ISURF Nerve Regeneration Technology, UIUC Silicon Nanoparticle Energy Technology, or any products based on such technologies are commercialized, we may still not achieve profitable operations, in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

We may not receive an exclusive license for the ISURF Nerve Regeneration Technology or the UIUC Silicon Nanoparticle Energy Technology, or obtain such licenses on terms and conditions acceptable to us.

Our success is dependent in part on our obtaining, if warranted, an exclusive license from ISURF to market the ISURF Nerve Regeneration Technology and from UIUC to market the UIUC Silicon Nanoparticle Energy Technology.  The receipt of any such license is contingent on successful early stage research, which we are funding, and, with respect to the ISURF Nerve Regeneration Technology, the submission of a development plan, as required under the ISURF Agreement.

The development plan pertaining to the ISURF Nerve Regeneration Technology will require us to provide details such as timelines of major milestones for governmental approvals, marketing approach, competitive overview, and anticipated product launch date.  We may not be successful in presenting an acceptable development plan to, or in negotiating a license with, ISURF.  Among the items to be negotiated will be, but not limited to, licensing fees, reimbursement of patents costs, royalty rates, sub-licensing fees, and performance milestones upon reaching Phase I, II and III clinical trials and a milestone for obtaining the approval of the United States Food and Drug Administration (the “FDA”), which may require substantial cash payments from us.

We may not be able to make required cash payments, if any, when due or achieve the necessary milestones and other requirements which may be set out in any license we receive from ISURF. If we do not, we will risk the loss of our license and our right to develop and market products, if any, derived from the ISURF Nerve Regeneration Technology. Termination of our license, if obtained by us, could result in us being unable to continue development of the ISURF Nerve Regeneration Technology or products derived from the ISURF Nerve Regeneration Technology and production and marketing of approved products, if any, derived from the ISURF Nerve Regeneration Technology. Consequently, termination of this license would have a material adverse effect on the business, financial condition and results of our operations.

The receipt of exclusive license to market the UIUC Silicon Nanoparticle Energy Technology is contingent on fulfilling the terms and conditions set forth in the UIUC Agreement.  We will need to reach agreement with respect to, among other things, licensing fees, reimbursement of patents costs, royalty rates, sub-licensing fees, and agreement to UIUC’s out-of-pocket expenses.  We may not be successful in negotiating a license with UIUC.

If we are successful in negotiating a license agreement, we may not be able to make required cash payments, if any, when due or achieve other requirements. If we do not, we will risk the loss of our license and our right to develop and market products, if any, derived from the UIUC Silicon Nanoparticle Energy Technology, the loss of which will have a material adverse effect on the business and may require us to substantially curtail our operations.

We may need additional licenses in the future in order to maintain our rights to market products developed from the ISURF Nerve Regeneration Technology and the UIUC Silicon Nanoparticle Energy Technology.

We may not retain all rights to developments, inventions, patents and other proprietary information resulting from any collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, we may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to us. Our failure to obtain any such licenses could have a material adverse effect on the business, financial condition and results of our operations. In particular, the failure to obtain a license could prevent us from using or commercializing our technology.

We have yet to obtain a license and our intellectual property rights may not provide meaningful commercial protection for our interests in the ISURF Nerve Regeneration Technology or the UIUC Silicon Nanoparticle Energy Technology.

Our ability to compete effectively depends in part, on our ability to maintain the proprietary nature of our technologies, which includes the ability to license patented technology or obtain, protect and enforce new patents on our technology and to protect our trade secrets. Since we have not yet obtained a license to either the ISURF Nerve Regeneration Technology or the UIUC Silicon Nanoparticle Energy Technology, it is not clear what rights, if any, we may have under the ISURF Patent or the UIUC Patents.

If we cannot directly pursue others from infringing on the ISURF Patent or the UIUC Patents, we will need to rely on ISURF or UIUC, as the case may be, to do so.  ISURF or UIUC, as the case may be, may not devote the resources that may be required in any such effort to preclude others from infringing on their respective patents or other proprietary rights which may be related to the ISURF Nerve Regeneration Technology or the UIUC Silicon Nanoparticle Energy Technology. Even if we do obtain a license to the ISURF Nerve Regeneration Technology or the UIUC Silicon Nanoparticle Energy Technology, we cannot rely on the ISURF Patent or the UIUC Patents to provide us with any significant competitive advantage. Others may challenge the ISURF Patent or the UIUC Patents and, as a result, the ISURF Patent or the UIUC Patents could be narrowed, invalidated or rendered unenforceable. Competitors may develop competitive products that may be outside the scope of protection, if any, afforded by the ISURF Patent or the UIUC Patents.

In addition, any future patent applications may not result in the issuance of patents in the United States or foreign countries. Further, it may take years to obtain the approval (or rejection) of patent applications. The validity or enforceability of a patent after its issuance by the Patent and Trademark Office can be challenged in litigation.  The patents protecting our products may be infringed or successfully avoided through design innovation.  The cost of patent litigation may be substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment or permission of the patent owner.

If we lose the services of the scientific personnel not employed by us, the development of our technologies will be substantially delayed or precluded, resulting in a total loss of our investment in technology.

We are dependent upon certain key collaborating scientific personnel who are not employed by us,  with respect to the continuing research and development of the ISURF Nerve Regeneration Technology and the UIUC Silicon Nanoparticle Energy Technology. The loss of such services could have a materially adverse effect on us. We have no control over whether our principal investigators or other scientific personnel will choose to remain involved with our projects. These individuals are not bound by contract to us nor employed by us. They might move on to other research.  Because there is no assurance that qualified replacements can be found, the loss of their services may substantially delay if not preclude the continued development of our technologies, in which event we may need to curtail or cease our operations and as a result the value of your investment may be diminished or entirely eradicated.

If we are  not be able to attract and retain qualified personnel, either as employees or as consultants, when and as needed, we may not be successful in our efforts to commercialize either or both of the ISURF Nerve Regeneration Technology or the UIUC Silicon Nanoparticle Energy Technology.

Competition for qualified employees among companies in the biotechnology and photovoltaics industries is intense. Our future success depends upon our ability to attract, retain and motivate highly skilled employees. Our present management has no clinical or other experience in the development of biotechnology products, and no experience in the development of nanoparticle-photovoltaic products. Attracting desirable employees will require us to offer competitive compensation packages, including stock options. In order to successfully commercialize our products, we must substantially expand our personnel, particularly in the areas of clinical trial management, commercial photovoltaics-nanotechnology development, regulatory affairs, business development and marketing.  We may not be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and our growth generally could pose significant risks to our development and progress. The addition of such personnel may result in significant changes in our utilization of cash resources and our development schedule.

Compliance with environmental regulations, or dealing with harmful biological materials or hazardous materials involved in our research and development, may require us to divert our limited capital resources.

Our research and development programs do not generally involve the handling of harmful biological materials or hazardous materials, but they may occasionally do so. Iowa State University, the University of Illinois at Urbana-Champaign, and we, are subject to federal, state and local laws and regulations governing the use, handling, storage and disposal of hazardous and biological materials. If violations of environmental, health and safety laws occur, we could be held liable for damages, penalties and costs of remedial actions. These expenses or this liability could have a significant negative impact on our business, financial condition and results of operations. We may violate environmental, health and safety laws in the future as a result of human error, equipment failure or other causes. Environmental laws could become more stringent over time, imposing greater compliance costs and increasing risks and penalties associated with violations. We may be subject to potentially conflicting and changing regulatory agendas of political, business and environmental groups. Changes to or restrictions on permitting requirements or processes, hazardous or biological material storage or handling might require an unplanned capital investment or relocation. Failure to comply with new or existing laws or regulations could harm our business, financial condition and results of operations.

We lack sales and marketing experience and will likely rely on third party marketers.

We expect to market and sell or otherwise commercialize the ISURF Nerve Regeneration Technology and the UIUC Silicon Nanoparticle Energy Technology (or any products derived from the technologies) through distribution, co-marketing, co-promotion or licensing arrangements with third parties. We have no experience in sales, marketing or distribution of medical or photovoltaic products and our current management and staff is not trained in these areas. To the extent that we enter into distribution, co-marketing, co-promotion or licensing arrangements for the marketing or sale of the ISURF Nerve Regeneration Technology and UIUC Silicon Nanoparticle Energy Technology (or any products derived from the technologies) any revenues received by us will be dependent on the efforts of third parties. If any such parties were to breach or terminate its agreement with us or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of the ISURF Nerve Regeneration Technology and the UIUC Silicon Nanoparticle Energy Technology (or any products derived from the technologies) would be delayed or terminated.

We operate in a highly competitive market; in attempting to acquire or commercialize technology, we face competition from other companies, products and technologies.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. Our competitors may succeed in developing products that are more effective than any products derived from our research and development efforts or that would render such products obsolete and non-competitive. The technology industry is characterized by intense competition, rapid product development and technological change. Most of the competition that we encounter will come from companies, research institutions and universities who are researching and developing technologies and products similar to or competitive with any we may develop.

These companies enjoy numerous competitive advantages, including:

•

significantly greater name recognition;

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established relations with healthcare professionals, customers and third-party payors;

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established distribution networks;

•

additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

•

greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

•

greater financial and human resources for product development, sales and marketing, and patent litigation.

As a result, we may not be able to compete effectively against these companies or their products.

Risks Particular to the ISURF Nerve Regeneration Technology

We are subject to substantial government regulation with respect to the development of the ISURF Nerve Regeneration Technology, compliance with which will require capital expenditures beyond our current financial means.

The production and marketing of products which may be developed from the ISURF Nerve Regeneration Technology and our ongoing research and development activities are subject to extensive regulation and review by numerous governmental authorities. The ISURF Nerve Regeneration Technology and any products derived from the technology must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed if they were to receive approval (which they may not in fact receive). This process makes it longer, harder and more costly to bring products which may be developed from our technologies to market.

The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which the FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA, or other government entity, approval of the ISURF Nerve Regeneration Technology (or products derived from the technology) may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States.

In the United States more stringent FDA oversight in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market the ISURF Nerve Regeneration Technology (or products derived from the technology) for broader or different applications or to market updated products that represent extensions of the ISURF Nerve Regeneration Technology. In addition, assuming we obtain a license to the ISURF Nerve Regeneration Technology, we may not receive FDA approval to export products, based on the ISURF Nerve Regeneration Technology, in the future, and countries to which the products are to be exported may not approve them for import.

Any manufacturing facilities which we would utilize for the production of products based on the ISURF Nerve Regeneration Technology would also be subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with the ISURF Nerve Regeneration Technology, products derived from the technology, or manufacturing facilities used to manufacture the ISURF Nerve Regeneration Technology (or any products derived from the technology) may result in restrictions on the products or the facility, including withdrawal of the product from the market or other enforcement actions.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to the ISURF Nerve Regeneration Technology (or products derived from the technology). It is possible that the FDA will issue additional regulations further restricting the sale of the ISURF Nerve Regeneration Technology (or products derived from the technology). Any change in legislation or regulations that govern the review and approval process relating to the ISURF Nerve

Regeneration Technology or to any related technologies that we subsequently develop, could make it more difficult and costly to obtain approval for new products based on the ISURF Nerve Regeneration Technology, such additional technologies, or to produce, market, and distribute products derived from such technologies, if approved.

The research to be conducted regarding the ISURF Nerve Regeneration Technology is based on the use of human stem cells obtained from fetal tissue, the use of which may be limited or prohibited under federal and/or state laws.

The restrictions relating to the use of human stem cells obtained from fetal tissue change from time to time and may become more onerous. Additionally, we may not be able to identify or develop reliable sources for the cells necessary for our potential products-that is, sources that follow all state and federal guidelines for cell procurement. Further, we may not be able to obtain such cells in the quantity or quality sufficient to satisfy the commercial requirements for the ISURF Nerve Regeneration Technology. As a result, we may be unable to develop the ISURF Nerve Regeneration Technology or produce our products based on the ISURF Nerve Regeneration Technology in a profitable manner.

Although we do not use embryonic stem cells, government regulation and threatened regulation of embryonic tissue may lead top researchers to leave the field of stem cell research, or the country, in order to assure that their careers will not be impeded by restrictions on their work. Similarly, these factors may induce the best graduate students to choose other fields less vulnerable to changes in regulatory oversight, thus exacerbating the risk, discussed below, that we may not be able to attract and retain the scientific personnel we need in face of the competition among pharmaceutical, biotechnology and health care companies, universities and research institutions for what may become a shrinking class of qualified individuals. In addition, constraints on the use of embryonic stem cells could be extended to use of fetal stem cells. Moreover, it is possible that concerns regarding research using embryonic stem cells will impact our ability to attract collaborators and investors; this, in turn, could adversely affect our stock price.

Our research and development program with respect to the ISURF Nerve Regeneration Technology may be adversely affected by the risks associated with the use of human test subjects.

Assuming that we are able to further develop and enhance the ISURF Nerve Regeneration Technology to a point where human clinical trials are required, such trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative treatments, the proximity of eligible patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on us. We, our future collaborators, if any, or the FDA or other regulatory agencies may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can suffer adverse medical effects or die for reasons that may not relate to the product being tested, but which can nevertheless affect adversely any results generated from clinical trials.

We may be required to comply with rules regarding animal testing with respect to the ISURF Nerve Regeneration Technology which may limit the success of our research and development program.

The research and development efforts regarding the ISURF Nerve Regeneration Technology, which are sponsored by us, involve laboratory animals. We may be adversely affected by changes in laws, regulations or accepted procedures applicable to animal testing or by social pressures that would restrict the use of animals in testing or by actions against us or our collaborators by groups or individuals opposed to such testing.

Risks Particular to the UIUC Silicon Nanoparticle Energy Technology

We are subject to current and proposed government and safety regulations with respect to the development of the UIUC Silicon Nanoparticle Energy Technology, compliance with which will require capital expenditures beyond our current financial means.

The production and marketing of products which may be developed from the UIUC Silicon Nanoparticle Energy Technology involves the development of photovoltaic technologies subject to existing regulations, and new nanomaterials technologies which may be subject to yet undetermined regulations.  Our ongoing research and development activities may be subject to extensive regulation and review by numerous governmental and safety regulatory authorities. The UIUC Silicon Nanoparticle Energy Technology and any products derived from the technology must undergo rigorous safety testing and may be subject to extensive regulatory approvals processes before they can be marketed if they were to receive approval (which they may not in fact receive). This process makes it longer, harder and more costly to bring products which may be developed from our technologies to market.

The safety approvals process can be expensive, lengthy and uncertain.  Ongoing discussion and review of safety implications of the use of nanomaterials, including the use of nanoparticles, may result in the introduction of rigorous regulatory oversight.  The UIUC Silicon Nanoparticle Energy Technology and any products derived from the technology may be subject to regulation of nanomaterials, including silicon nanoparticles, and their application in the production-distribution of electrical current and photovoltaic products.

Current safety requirements for photovoltaic and electrical products in commercial and residential applications include, but may not be limited to, Occupational Safety and Health Administration (OSHA) regulations, National Electrical Code (NEC) as approved as an American National Standard by the American National Standards Institute (ANSI) or ANSI/NFPA-70, certification by Underwriters Laboratories (UL) and the Society of Automotive Engineers (SAE), and compliance with local building codes.

Use of nanomaterials, including silicon nanoparticles, is currently unregulated; however, the use and regulation of nanomaterials is currently under review by numerous safety and regulatory agencies.  Among review is the evaluation of the potential environmental impact and human health implications of exposure to nanomaterials. Non compliance with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution, any or all of which will adeversely affect our operations.

Delays in or rejection of prospective government or regulatory agency approval of the UIUC Silicon Nanoparticle Energy Technology (or products derived from the technology) may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, unforeseen safety issues, varying interpretations of data generated during safety testing, or changes in regulatory policy during the period of product development in the United States.

The research to be conducted regarding the UIUC Silicon Nanoparticle Energy Technology is based on the use of unregulated silicon nanoparticles, classified as “nanomaterials”, currently under review by federal agencies, regulatory bodies, and others for environmental impact and human health and safety for potential regulation; the use of nanomaterials in photovoltaic products may be limited or prohibited under future federal, state, and local laws.

The production and marketing of products which may be developed from the UIUC Silicon Nanoparticle Energy Technology involves the use of silicon nanoparticles, more broadly categorized as “nanomaterials”.  Currently, the use of nanomaterials for photovoltaics products remains unregulated, however, the use and regulation of nanomaterials is currently under review by numerous safety and regulatory agencies, evaluating potential environmental impact and human health implications of exposure to nanomaterials.

The UIUC Silicon Nanoparticle Energy Technology and any products derived from the technology may be subject to safety regulations which may emerge from many ongoing reviews by several agencies, including but not limited to: the Environmental Protection Agency (EPA), investigating nanomaterials for inclusion in the Toxic Substances Control Act; Department of Health and Human Services’ (DHHS), National Toxicology Program to determine toxicity of nanomaterials; National Institute for Occupational Safety and Health (NIOSH), to ensure worker safety; Food and Drug Administration (FDA) for potentially adverse health effects; National Toxicology Program (NTP), investigating potential toxicity of nanoscale materials by way of inhalation and uptake by the skin; National Cancer Institute in collaboration with the FDA and National Institute of Standards and Technology (NIST) to better characterize nanomaterials, and examine the physical attributes of nanoparticles for absorption, distribution, metabolism, excretion, and toxicity; and numerous additional agencies evaluating the effects of nanoscale materials on biological systems, the transport and transformation of nanoparticles in the environment, and other effects.

Future legislation or regulatory restrictions related to the use of nanoparticles may be implemented, and may become more onerous over time.  We may not be able to comply with any future regulations, including local, state and federal laws.  As a result, we may be unable to develop the UIUC Silicon Nanoparticle Energy Technology or produce our products based on the UIUC Silicon Nanoparticle Energy Technology in a profitable manner.

In the future, more stringent oversight in product clearance and enforcement activities in the United States could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive approvals to market the UIUC Silicon Nanoparticle Energy Technology (or products derived from the technology) for broader or different applications or to market updated products that represent extensions of the UIUC Silicon Nanoparticle Energy Technology. In addition, assuming we obtain a license to the UIUC Silicon Nanoparticle Energy Technology, we may not receive regulatory approvals to export products, based on the UIUC Silicon Nanoparticle Energy Technology, in the future, and countries to which the products are to be exported may not approve them for import.

In the event that future legislation is enacted in order to regulate the use of nanomaterials, any manufacturing facilities which we would utilize for the production of products based on the UIUC Silicon Nanoparticle Energy Technology may also be subject to review and inspection.  In such a case, a governmental authority may challenge our compliance with applicable federal, state, local and foreign regulations. In addition, any discovery of previously unknown problems with the UIUC Silicon Nanoparticle Energy Technology, products derived from the technology, or manufacturing facilities used to manufacture the UIUC Silicon Nanoparticle Energy Technology (or any products derived from the technology) may result in restrictions on the products or the facility, including withdrawal of the product from the market or other enforcement actions.

Risks Particular to the Market for Our Common Stock

Concentration of ownership among our directors, executive officers, and principal stockholders may prevent new investors from influencing significant corporate decisions.

 Upon closing of this offering (assuming the maximum number of shares is sold), based upon beneficial ownership as of May 8, 2007, our directors, executive officers, holders of more than 5% of our common stock, and their affiliates will, in the aggregate, beneficially own approximately  72% of our outstanding common stock. As a result, these stockholders will be able to exercise a controlling influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will have significant control over our management and policies. Some of these persons or entities may have interests that are different from yours. For example, these stockholders may support proposals and actions with which you may disagree or which are not in your interests. The concentration of ownership could delay or prevent a change in control of our company or otherwise discourage a potential acquirer from attempting to obtain control of our company, which in turn could reduce the price of our common stock. In addition, these stockholders, some of whom have representatives sitting on our board of directors, could use their voting influence to maintain our existing management and directors in office, delay or prevent changes of control of our company, or support or reject other management and board proposals that are subject to stockholder approval, such as amendments to our employee stock plans and approvals of significant financing transactions.

We may compete for the time and efforts of our officers and directors.

Our officers and directors are also officers, directors, and employees of other companies, and we may have to compete with the other companies for their time, attention and efforts; none of our officers and directors anticipate devoting more than approximately twenty-five (25%) percent of their time to our matters.   We currently have no employment agreements with any of our officers and directors imposing any specific condition on our officers and directors regarding their continued employment by us.

Our proposed businesses raise potential conflicts of interests between certain of our officers and directors and us.

Certain of our directors are or may become directors and employees of other technology companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation by us and such other companies. In addition, directors may present potential prospects to such other companies rather than presenting the opportunities to us or be affiliated with companies developing technologies which may compete with our technologies. We have not established any mechanisms regarding the resolution of any such conflict if it were to arise; accordingly, there is no assurance that any such conflict will be resolved in a manner that would not be adverse to our interest.

The trading price of our common stock historically has been volatile and may not reflect its value.

The trading price of our common stock has, from time to time, fluctuated widely and in the future may be subject to similar fluctuations. During the last twelve months our stock has traded at a low of $0.40 (March 13, 2006) and a high of $3.55 (December 6, 2006).  The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general economic conditions, market demand for our common stock, and various other events or factors both in and out of our control. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

We have a large number of restricted shares outstanding, a portion of which may be sold under rule 144 which may reduce the market price of our shares.

Of the 51,124,600 shares of our common stock issued and outstanding, assuming no warrants are exercised, 40,999,600 shares are deemed "restricted securities," within the meaning of Rule 144; ninety (90%) percent of these restricted shares (approximately 36,749,600 shares) are owned by our president, a director and a controlling shareholder. Absent registration under the Securities Act, the sale of such shares is subject to Rule 144, as promulgated under the Securities Act.

All of the "restricted securities" will be eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, who has beneficially owned restricted shares of our common stock for at least one year is permitted to sell in a brokerage transaction, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or, if our common stock is quoted on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale, if greater. Rule 144 also permits a person who presently is not and who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least two years to sell such shares without regard to any of the volume limitations described above.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted. The result of this could reduce the value of your stock.

Our compliance with changing laws and rules regarding corporate governance and public disclosure may result in additional expenses to us which, in turn, may adversely affect our ability to continue our operations.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are ever approved for listing on either NASDAQ or a registered exchange, NASDAQ and stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. This could have an adverse impact on our ongoing operations.

The value and transferability of your shares may be adversely impacted by the limited trading market for our stock on the “Pink Sheets.”

There is only a limited trading market for our shares on the Pink Sheets. The Pink Sheets is not an exchange. Trading of securities on the Pink Sheets is often more sporadic than the trading of securities listed on an exchange or NASDAQ. You may have difficulty reselling any of the shares that you purchase from the selling stockholders. We are not certain that a more active trading market in our common stock will develop, or if such a market develops, that it will be sustained. Sales of a significant number of shares of our common stock in the public market could result in a decline in the market price of our common stock, particularly in light of the illiquidity and low trading volume in our common stock.

We may issue preferred stock which may have greater rights than our common stock.

We are permitted in our charter to issue up to 1,000,000 shares of preferred stock. Currently no preferred shares are issued and outstanding; however, we can issue shares of our preferred stock in one or more series and can set the terms of the preferred stock without seeking any further approval from our common stockholders. Any preferred stock that we issue may rank ahead of our common stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our common stock. In addition, such preferred stock may contain provisions allowing them to be converted into shares of common stock, which could dilute the value of common stock to current stockholders and could adversely affect the market price, if any, of our common stock.

Our common stock is a "penny stock," and because "penny stock” rules will apply, you may find it difficult to sell the shares of our common stock you acquired in this offering.

Our common stock is a “penny stock” as that term is defined under Rule 3a51-1 of the Securities Exchange Act of 1934. Generally, a "penny stock" is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the U.S. Securities & Exchange Commission. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser's written agreement to the purchase. Many brokers choose not to participate in penny stock transactions.

Because of the penny stock rules, there is less trading activity in penny stocks and you are likely to have difficulty selling your shares.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain future earnings, if any, to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase the shares offered by us pursuant to this prospectus.

Because a majority of our directors and officers are located outside of the United States, investors may be limited in their ability to enforce civil actions against our assets or our directors and officers.

We are a company  incorporated  under the laws of Nevada but because we are a company  headquartered  in  Canada  our  investors  may  have  difficulty enforcing civil liabilities  under the U.S. federal  securities laws against our officers and  directors,  especially  because some of our directors and officers reside in Canada.  Because some of our assets are located  outside the U.S.,  it may be  difficult  for an  investor  to sue,  for any  reason,  us or any of our directors  or officers  through U.S. jurisdictions.  If an investor was able to obtain a judgment against us or any of our directors or officers in a U.S. court based on U.S. securities laws or other reasons, it may be difficult to enforce such judgment in Canada. We are uncertain as to the enforceability, in original actions in Canadian courts, of liability based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our technologies, our potential profitability, and cash flows (b) our growth strategies, (c) expectations from our ongoing sponsored research and development activities (d) anticipated trends in the technology industry, (e) our future financing plans and (f) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Plan of Operation” and “Description of Our Business and Properties,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.  We will have little likelihood of long-term success unless we are able to continue to raise capital from the sale of our securities until, if ever, we generate positive cash flow from operations.

The Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for similar statements by existing public companies, does not apply to our offering because, as this is our initial public filing, we are not yet a reporting issuer.  In addition, the Private Securities Litigation Reform Act of 1995 does not apply to us because our stock qualifies as “penny stock.”

USE OF PROCEEDS

This prospectus relates to the resale of certain shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. This prospectus also relates to shares of our common stock to be issued to persons who exercise Warrants. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise of any warrants and we will use any such proceeds for general working capital purposes.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to “Plan of Distribution.”

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Pink Sheets under the symbol “OCTL.”

As of May 8, 2007, there were 51,124,600 shares of our common stock outstanding and held by 44 stockholders of record. As of May 8, 2007, we had 3,000,000 shares of common stock reserved for issuance upon exercise of outstanding Warrants. We have no shares of preferred stock issued and outstanding.

The following table sets forth the range of high and low closing bid quotations for our common stock since our common stock was listed on the Pink Sheets as reported by Pink Sheets, LLC. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

FISCAL YEAR 2007	HIGH	LOW
Third Quarter (March 1 through May 8, 2007)	$1.37	$0.60
Second Quarter (December 1 through February 28)	$3.55	$0.83
First Quarter (September 1 through November 30)	$3.09	$0.55

FISCAL YEAR 2006	HIGH	LOW
Fourth Quarter (June 1 through August 31, 2006)	$0.58	$0.43
Third Quarter (March 1 through May 30)	$0.46	$0.40
Second Quarter (December 1 through February 28)	$0.47	$0.28
First Quarter (September 1 through November 30)	$0.48	$0.25

FISCAL YEAR 2005	HIGH	LOW
Fourth Quarter (June 1 through August 31, 2005)	$0.27	$0.17
Third Quarter (March 1 through May 30)	$0.20	$0.05
Second Quarter (December 1 through February 28)	$0.13	$0.12
First Quarter (September 1 through November 30)	$0.13	$0.10

At May 8, 2007, the closing price of our common stock was $1.20.

Dividends

We have not paid any dividends on our common stock and our board of directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the board of directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. The Nevada Revised Statutes prohibit us from declaring dividends where, if after giving effect to the distribution of the dividend:

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We would not be able to pay our debts as they become due in the usual course of business; or

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Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Transfer Agent

The transfer agent of our common stock is Holladay Stock Transfer, Inc., 2939 North 67th Place, Scottsdale, Arizona  85251.

Penny Stock

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

MANAGEMENT’S PLAN OF OPERATION

Overview

We are a development stage technology incubator focused on the identification, acquisition, development and eventual commercialization of emerging technologies.  We are conducting our operations through our wholly owned subsidiaries, MicroChannel and Sungen.

Our business model is premised upon the use of established research infrastructure owned by the various institutions the Company deals with, saving significant capital which would otherwise be required for such things as land and building acquisition, equipment and furniture purchases, and other incidental start up costs. Our current research and development activities are focused on the development of the ISURF Nerve Regeneration Technology and the UIUC Silicon Nanoparticle Energy Technology.

We have not generated any revenues and have incurred losses of $1,112,735 since inception. We have incurred losses of $563,605 during the six-month period ended February 28, 2007.  Cash on hand at February 28, 2007, and August 31, 2006 and 2005, totaled $594,223, $247,492 and $27,708, respectively.

We had a working capital (deficiency) of $555,399 at February 28, 2007, and $206,122 and $(135,284) at August 31, 2006 and August 31, 2005, respectively, and a stockholders’ capital equity (deficiency) of $556,097 at February 28, 2007, $207,202 at August 31, 2006 and $(134,816) at August 31, 2005.  We do not anticipate any revenues from operations for the foreseeable future.  Accordingly, we will need to obtain financing from other sources to meet our obligations.

Since inception we have financed our operations primarily with the net proceeds received from sales of our common stock in the aggregate amount of $1,562,500 and loans from Mr. Rayat (our President, one of our directors and controlling stockholder) in the amount of $150,000, which has been repaid.   In light of our recently completed financing we believe that our available funds will be sufficient to fund our operations at least through 2007. However, this is a forward-looking statement, and there may be changes that would consume available resources significantly before such time. Our long-term capital requirements and the adequacy of our available funds will depend upon many factors, including:

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the progress of our research, and development programs;

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changes in existing collaborative relationships;

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our ability to establish additional collaborative relationships;

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the magnitude of our research and development programs;

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the scope and results of preclinical studies and clinical trials to the extent required;

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competitive and technological advances;

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the time and costs involved in obtaining regulatory approvals;

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the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;

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our dependence on others for development and commercialization of our product candidates, in particular, our neuraminidase inhibitor; and

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successful commercialization of our products consistent with our licensing strategy.

Additional funding, whether through additional sales of securities or collaborative or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to us. The issuance of preferred or common stock or convertible securities, with terms and prices significantly more favorable than those of the currently outstanding common stock, could have the effect of diluting or adversely affecting the holdings or rights of our existing stockholders. In addition, collaborative arrangements may require us to transfer certain material rights to such corporate partners. We plan to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.

We hope to keep operating costs to a minimum until we achieve positive cash flow through financings or operating activities. If we are unable to generate profits or unable to obtain sufficient additional funds for our working capital needs, we may need to delay, scale-back or eliminate certain of our research and development programs or cease operations. In view of these conditions, our ability to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.

Results of operations

Six months ended February 28, 2007 compared to six months ended February 28, 2006

The Company generated revenues of $0 for the six months ended February 28, 2007 and February 28, 2006.

During the six months ended February 28, 2007, the Company incurred $492,483 in general and administrative expenses, an increase of 650% over 2006 expenses of $65,704.  The increase is primarily attributable to an increase in investor relations costs and research and development costs.

Interest income increased 3,318% to $9,638 for the six months ended February 28, 2007, from $282 in the same period in 2006. This was the result of higher average cash balances maintained during the six months ended February 28, 2006.

As of February 28, 2007, the Company's accumulated deficit was $1,112,735, and as a result, there has been no provision for income taxes to date.

For the six months ended February 28, 2007, the Company incurred a net loss of $563,605 compared to a net loss of $91,252 for the same period in 2006, an increase of 518%. The increase is primarily attributable to an increase in investor relations costs and research and development costs.

Year ended August 31, 2006 compared to year ended August 31, 2005

The Company generated revenues of $0 for the years ended August 31, 2006 and August 31, 2005.

During the year ended August 31, 2006, the Company incurred $83,681 in general and administrative expenses, an increase of 56% over 2005 expenses of $53,766.  The increase is primarily attributable to an increase in professional fees.

Interest income increased 1,034% to $7,078 for the year ended August 31, 2006, from $624 in the same period in 2005. This was the result of higher average cash balances maintained during the year ended August 31, 2006.

As of August 31, 2006, the Company's accumulated deficit was $549,130, and as a result, there has been no provision for income taxes to date.

For the year ended August 31, 2006, the Company incurred a net loss of $157,982, compared to a net loss of $103,142 for the same period in 2005, an increase of 53%. The increase is primarily attributable to an increase in professional fees and research and development costs.

Liquidity and future capital requirements

As of February 28, 2007, the Company had a cash balance of $594,223. The Company has financed its operations primarily through cash on hand and warrant exercises during the six months ended February 28, 2007.

Net cash flows used in operating activities was $565,769, for the six month period ending February 28, 2007, compared to net cash flows used of $53,902 for the same period in 2006, primarily due to increases in investor relations costs and research and development costs.  The Company intends to seek additional funds from shareholders and third parties to finance the Company’s operations.

Net cash provided by financing activities was $912,500 for the six months period ending February 28, 2007, compared to $50,000 for the same period in 2006. The Company has financed its operations primarily from cash on hand and warrant exercises.

Due to the “start up” nature of our business, we expect to incur losses as it expands.  To date, our cash flow requirements have been primarily met by debt and equity financings.  Management believes that we have sufficient cash flow to meet our capital requirements at least the next twelve months. Management expects to keep operating costs to a minimum until cash is available through financing or operating activities. Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all.   If management is unable to generate profits or unable to obtain additional funds for our working capital needs, we have to cease operations.  Furthermore, there is no assurance the net proceeds from any successful financing arrangement will be sufficient to cover cash requirements during the initial stages of the Company’s operations.

Off-Balance Sheet Items

The Company currently has no off-balance sheet items.

Critical Accounting Policies

Our discussion and analysis or plan of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates, including those related to income taxes and contingencies.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies reflect its more significant estimates and assumptions used in the preparation of its financial statements.

Income Taxes - We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future market growth, forecasted earnings, future taxable income, and prudent and feasible tax planning strategies in determining the need for a valuation allowance. We currently have recorded a full valuation allowance against net deferred tax assets as we currently believe it is more likely than not that the deferred tax assets will not be realized.

Contingencies - We may be subject to certain asserted and unasserted claims encountered in the normal course of business. It is our belief that the resolution of these matters will not have a material adverse effect on our financial position or results of operations, however, we cannot provide assurance that damages that result in a material adverse effect on our financial position or results of operations will not be imposed in these matters.  We account for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto. We have not authorized anyone to provide you with different information. If anyone provides you with different information you should not rely on it. We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained statistical data and certain other industry forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical and industry data and forecasts and market research used herein are reliable, we have not independently verified such data. We have not sought the consent of the sources to refer to their reports or articles in this prospectus.

Background

We were incorporated in the State of Nevada on May 5, 1998. Our corporate headquarters is located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, V6J 1G1.  Our telephone number is (800) 213-0689.

We are a development stage technology company focused on the identification, acquisition, development of technologies and products which we believe have the potential for commercialization. Our strategy is to initially acquire rights to technologies and products that are being developed by third parties, primarily universities and government agencies, through cooperative research and development agreements. To date we have had no sales and no revenues; we have minimal assets and have incurred losses since inception.  We are uncertain as to when, if ever, we will generate revenues.

We conduct our operations through our two wholly-owned subsidiaries, Sungen and MicroChannel. We are currently sponsoring the research and development of two technologies. The first relates to the development of a patent-pending technology that could have application in the production of, or retrofitting of, home and office glass windows capable of generating electricity from solar energy without losing significant transparency or requiring major changes in manufacturing infrastructure; and the second relates to technologies and products for peripheral and optic nerve damage and nerve regeneration.

UIUC Silicon Nanoparticle Energy Technology

On August 25, 2006, the Company, through its wholly owned subsidiary, Sungen, entered into a Sponsored Research Agreement (“Research Agreement”) with scientists at the University of Illinois (“UIUC”), pursuant to which we have acquired an option to enter into a commercial license agreement for the UIUC Silicon Nanoparticle Energy Technology, which is the subject of the UIUC Patents.

The “UIUC Silicon Nanoparticle Energy Technology” Research Project

This project is directed towards the integration of films of silicon nanoparticle material on glass substrates. With appropriate connections, the film may act as a nanosilicon photovoltaic solar cell that converts solar radiation to electrical energy.  If successful, this configuration may have future applications in home and office glass windows, capable of converting solar energy into electricity with limited loss of transparency and minimal changes in manufacturing infrastructure.

On a glass plate (substrate), thin metal film, or grid and buss lines, will be laid down in order to collect electrical current. The type of metal used for the grid lines will be optimized in relation to: the size of the nanoparticles and the relevant energy being produced (bandgap); and positive and negative charge collection.

This first layer of thin film, or grid buss lines, will be covered with a film of closely packed nanoparticles, and topped by a thin layer of another metal, or grid and buss lines, for collection of the opposite charge.

In constructing a prototype window using the UIUC Silicon Nanoparticle Energy Technology, a glass substrate will be coated with an ultra-thin conducting coating (i.e. silver, aluminum, copper, tin, etc) in order to harness the electron charge; metal films remain transparent if they are ultra-thin (~ 10nm).  An active 1 nm nanoparticle film will be deposited on the metal coating, which will then be topped with an ultra-thin conducting coating (i.e. indium tin-oxide or ITO) that is different form the material chosen for first layer, in order to harness the positive charge; ITO is a transparent material even for thick films.

We believe that the outcome of the research may lead to a novel cascade architecture which utilizes multiple layers of nanoparticles and metals, acting as a photovoltaic solar cell.

UIUC Silicon Nanoparticle Energy Technology Research Budget

The period of performance of the Research Agreement is for two years until August 22, 2008 and the Company has to pay $219,201 for the performance of the project, with $2,000 payable upon execution of the agreement (paid), first installment of $27,150 was payable on September 23, 2006 (paid); and the remaining 7 installments of $27,150 each payable every three months thereafter.  Of these, 2 installments have been paid through the date of this prospectus.

Market Overview for the UIUC Silicon Nanoparticle Energy Technology

We believe that a significant market opportunity exists for photovoltaic technologies or products, capable of converting the sun’s energy to electricity.  Rising energy costs, increasing electricity consumption, and the need for a cleaner alternative to today’s non-renewable energy sources, all contribute to the growing demand for solar and photovoltaic alternatives.

Global energy consumption is expected to double from 2003 to 2030, according to the Energy Information Administration (EIA), and domestic electricity prices have been rising as a consequence of the cost of conventional fuels for electricity generation and looser pricing caps in some states.  In 2005, the EIA estimates that residential electricity prices rose by 5.1% in the United States, the world’s largest consumer of electricity.

Higher costs, increasing demand, and environmental considerations have fueled research and development of renewable energy technologies, including photovoltaics (PV). Currently, PV modules (clusters of photovoltaic panels) are in use for large commercial applications in the United States, Japan, Germany, and others, and have also been installed as power plants in numerous countries.

Through our Sponsored Research Agreement with UIUC, we plan to fund research to integrate films of silicon nanoparticle material on glass substrates, which with appropriate connections, may act as a nanosilicon photovoltaic solar cell that converts solar radiation to electrical energy.  Our goal, subject to successful research outcomes and, ultimately, to appropriate regulatory approvals, is the development of commercially viable, safety-approved, home and office glass windows capable of converting solar energy into electricity with limited loss of transparency and minimal changes in manufacturing infrastructure.

Government Regulation

General

The UIUC Silicon Naoparticle Energy Technology is subject to certain government regulations.  Our ability to remain viable will depend on favorable government decisions at various stages of the technologies’ development  by various agencies. From time to time, legislation is introduced that could significantly change the statutory provisions governing our research and development processes, as well as approval, manufacture and marketing of any products derived from such research and development activities.

The production and marketing of products which may be developed from the UIUC Silicon Nanoparticle Energy Technology involves the development of photovoltaic technologies which are subject to existing safety regulations; and, new nanomaterials technologies which may be subject to yet undetermined regulations.

Current safety requirements for photovoltaic and electrical products in commercial and residential applications can include, but may not be limited to, Occupational Safety and Health Administration (OSHA) regulations, National Electrical Code (NEC) as approved as an American National Standard by the American National Standards Institute (ANSI) or ANSI/NFPA-70, certification by Underwriters Laboratories (UL) and the Society of Automotive Engineers (SAE), and compliance with local building codes.  These regulations are subject to change, and our ability to remain viable is contingent upon successfully satisfying regulatory requirements as stipulated by these agencies and/or others as the development of the technology evolves.

While conventional photovoltaic and electrical products are currently regulated, the production and marketing of products which may be developed from the UIUC Silicon Nanoparticle Energy Technology involves the use of silicon nanoparticles, more broadly categorized as “nanomaterials” is not. However, we believe that the use and regulation of nanomaterials is under review by numerous safety and regulatory agencies, evaluating potential environmental impact and human health implications of exposure to nanomaterials.

The UIUC Silicon Nanoparticle Energy Technology and any products derived from the technology may be subject to safety regulations which may emerge from many ongoing reviews by several agencies, including but not limited to: the Environmental Protection Agency (EPA), investigating nanomaterials for inclusion in the Toxic Substances Control Act; Department of Health and Human Services’ (DHHS), National Toxicology Program to determine toxicity of nanomaterials; National Institute for Occupational Safety and Health (NIOSH), to ensure worker safety; Food and

Drug Administration (FDA) for potentially adverse health effects; National Toxicology Program (NTP), investigating potential toxicity of nanoscale materials by way of inhalation and uptake by the skin; National Cancer Institute in collaboration with the FDA and National Institute of Standards and Technology (NIST) to better characterize nanomaterials, and examine the physical attributes of nanoparticles for absorption, distribution, metabolism, excretion, and toxicity; and numerous additional agencies evaluating the effects of nanoscale materials on biological systems, the transport and transformation of nanoparticles in the environment, and other effects.

Future legislation or regulatory restrictions related to the use of nanoparticles may be implemented, and may become more onerous over time.  We may not be able to comply with any future regulations, including local, state and federal laws.  As a result, we may be unable to develop the UIUC Silicon Nanoparticle Energy Technology or produce our products based on the UIUC Silicon Nanoparticle Energy Technology in a profitable manner.   See “Risk Factors.”

Sales and Marketing

Ultimately, we plan to market products, if any, developed from the UIUC Silicon Nanoparticle Energy Technology for which we obtain regulatory approval through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. No such arrangements presently exist. We believe that this approach will both increase market penetration and commercial acceptance of our products and enable us to avoid expending significant funds to develop a large sales and marketing organization.  See “Risk Factors.”

Competition

Competition in the photovoltaics industry is growing.  Although we are not aware of other products substantially similar to our products under development, numerous solar cell technologies have been developed, or are being developed, by a number of companies. Such technologies include, but are not necessarily limited to, the use of organic materials, advanced crystalline silicon thin film concepts, amorphous silicon, cadmium telluride, copper-indium-gallium-selenide (CIGS), titanium dioxide, and copper indium diselenide, and others.  Given the benefit of time, investment, and advances in manufacturing technologies, any of these competing technologies may achieve lower manufacturing costs, superior performance, or greater market acceptance than products we develop, if any, from the UIUC Silicon Nanoparticle Energy Technology.

We face competition from many companies, major universities and research institutions in the United States and abroad. Many of our competitors have substantially greater resources, experience in conducting research, obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities. We will face competition from companies marketing existing products or developing new products which may render our technologies absolute. The description of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports filed by these companies:

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Konarka Technologies, Inc. - is focused on the development and advancement of nano-enabled polymer photovoltaic materials that are lightweight, flexible and more versatile than traditional solar materials;

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XsunX, Inc. - develops and markets proprietary Thin Film Photovoltaic  (TFPV) solar cell designs and core solar cell manufacturing systems, enabling   licensees to manufacture TFPV solar  devices on various  substrates;

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United Solar Ovonic - uses a unique manufacturing process to produce amorphous-silicon (a-Si) based thin-film solar modules;  United Solar Ovonic is a wholly owned subsidiary of Energy Conversion Devices, Inc.;

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Sharp Corporation - has developed mass-production technology for stacked triple-junction thin-film solar cells by turning a conventional two-active-layer structure (amorphous silicon plus microcrystalline silicon) into a triple-junction structure with amorphous silicon (two active layers) and microcrystalline silicon (single active layer); and

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DuPont - is a leading materials supplier to the Photovoltaic (PV) industry, with more than 20 years of experience in PV materials development, applications know-how, manufacturing expertise and global market access, and offers a broad and growing portfolio of films, resins for encapsulants, encapsulant films, and conductive pastes.

These companies may have numerous competitive advantages, including:

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significantly greater name recognition;

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established distribution networks;

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additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

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greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

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greater financial and human resources for product development, sales and marketing, and patent litigation.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than products, if any, we may derive from our research and development efforts or that would render any such products obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of  products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts if and when regulatory approval is received.

Competition with respect to our technologies is and will be based, among other things, on safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of our competitive products.  Accordingly, the speed with which we can develop products derived from the UIUC Silicon Nanoparticle Energy Technology, complete safety approvals processes and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.  See “Risk Factors.”

ISURF Nerve Regeneration Technology

On April 29, 2005, our wholly-owned subsidiary, MicroChannel, entered into an Option Agreement with ISURF, pursuant to which we have acquired an option to obtain a license to the ISURF Nerve Regeneration Technology, which is the subject the ISURF Patent.

Contingent upon satisfactory progress and success of the "Conduits with Micropatterned Films for Peripheral Nerve Regeneration," research project, we have also agreed to provide an additional $73,166 for a project entitled “Conduits with Micropatterned Films for Optic Nerve Regeneration,” which will test the efficacy of biodegradable micropatterned conduits on optic nerve regeneration.

The "Conduits with Micropatterned Films for Peripheral Nerve Regeneration" Research Project

This project contemplates the fabrication of micropatterned biodegradable polymer films using photolithography, reactive ion etching and transfer techniques. The films will have micro channels of various widths and spacing.  Commercially available cell lines will be cultured and their behavior on these substrates analyzed to identify the conditions under which they differentiate preferentially. Their alignment on the substrates will also be measured and the microgroove dimensions will be varied if required.  Micropatterned films will be inserted into biodegradable polymer conduits, seeded with cells, and implanted at the site of severed sciatic nerves of rats.  During in vivo study, both functional and morphological regeneration will be investigated, and the efficacy of conduits with micropatterned film inserts preseeded with neural stem cells (the expected final product) to promote sciatic nerve regeneration will be the focus of the studies.

To date we have advanced $155,839. These funds covered costs incurred by Iowa State University in providing  physical lab facilities and services and qualified personnel as required to carry out the research project.

The "Conduits with Micropatterned Films for Optic Nerve Regeneration" Research Project

Based on the progress and success of the "Conduits with Micropatterned Films for Peripheral Nerve Regeneration" research project, the research will be expanded and our timeline extended to include studies on optic nerve regeneration. The results of the in vitro studies performed in the case of the peripheral nerve regeneration will be used to plan in vivo studies, using rat models.

Optic Nerve Regeneration Budget

A. Salaries, Wages & Fringe Benefits	$32,355
B. Materials and Supplies	$15,000
D. Tuition	$3,554
H. Total Direct Costs	$50,909
E. Indirect Costs	$22,257
Total Project Cost	$73,166

Market Overview for the ISURF Nerve Regeneration Technology

We believe that a significant market opportunity exists for technologies or products developed from such technologies, that are capable of restoring full or substantially full nerve functionality following peripheral or optic nerve damage. Peripheral nerve damage, as a result of a penetrating trauma (by way of accidents, fractures, lacerations, etc.) or an iatrogenic injury (e.g. unintended consequence of prostatectomy surgery) often leads to debilitating pain, and to the inability to move muscles or feel normal sensations. Peripheral neuropathy, a general term referring to disorders of peripheral nerves that reportedly affects at least 20 million people in the United States. Peripheral neuropathy can be caused by nerve compression, entrapment, laceration, exposure to toxins and even certain types of diseases. For example, individuals with diabetes can, over time, have damage to nerves throughout the body, which may lead to numbness, pain and weakness in the hands, arms, feet, and legs. An estimated 50 percent of those with diabetes have some form of neuropathy. In fact, more than half of all lower limb amputations in the United States occur in people with diabetes, about 86,000 amputations per year.

Optic nerve damage is often a result of traumatic injury and or retinal disorders. Many retinal disorders, such as diabetic retinopathy and age-related macular degeneration (AMD), are accompanied by damage to the retinal ganglion cells, a hallmark of many ophthalmic diseases, disrupting the transmission of signals from the optic nerve to the brain, resulting in loss of sight. Diabetes mellitus is reportedly the leading cause of loss of vision in Americans of working age (20-60 years old) and AMD is the leading cause of loss of vision in Americans over 60 years old.

Current surgical techniques for repairing damaged nerves have yielded only moderate success to date. Similarly, use of bioartificial nerve grafts and other experimental technologies have had limited success and applicability. The failure of current biomedical technologies and surgical techniques to adequately repair peripheral and optic nerve damage, has created, in our view, a significant market opportunity for technologies or products, that may restore full (or substantially full) nerve functionality in the event of nerve damage.

Through our arrangement with ISURF, we plan to fund various in vitro and in vivo (animal) studies using commercially available neural stem cell lines, which can differentiate preferentially to neurons and astrocytes (cells in the central nervous system).  Our goal, subject to successful basic research outcomes and, ultimately, to appropriate regulatory approvals, is the development of commercially viable, clinically and medically approved, biodegradable micropatterned conduits useful in the surgical repair of damaged peripheral and optic nerves.

Government Regulation

General

We are involved in a heavily regulated sector, and our ability to remain viable will depend on favorable government decisions at various points by various agencies. From time to time, legislation is introduced in the US Congress that could significantly change the statutory provisions governing our research and development processes, as well as approval, manufacture and marketing of any products derived from such research and development activities. Additionally, healthcare is heavily regulated by the federal government and by state and local governments. The federal laws and regulations affecting healthcare change constantly, thereby increasing the uncertainty and risk associated with any healthcare related venture, including ours. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance, or interpretations changed, and what the impact of such changes, if any, may be.

The federal government regulates healthcare through various agencies, including but not limited to the following: (i) the FDA, which administers the Food, Drug, and Cosmetic Act (“FD&C Act”), as well as other relevant laws; (ii) Centers for Medicare & Medicaid Services (“CMS”), which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General (“OIG”) which enforces various laws aimed at curtailing fraudulent or abusive practices,  including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude healthcare providers and others from participating in federal healthcare programs; and (iv) the Office of Civil Rights, which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). All of the aforementioned are agencies within HHS. Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Public Health Service within HHS under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under Medicaid and other state sponsored or funded programs and their internal laws regulating all healthcare activities.

In addition to regulation by the FDA, in the future, we may be subject to general healthcare industry regulations. The healthcare industry is subject to extensive federal, state and local laws and regulations relating to:

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billing for services;

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quality of medical equipment and services;

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confidentiality, maintenance and security issues associated with medical records and individually identifiable health information;

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false claims; and

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labeling products.

These laws and regulations are extremely complex and, in some cases, still evolving. In many instances, the industry does not have the benefit of significant regulatory or judicial interpretation of these laws and regulations. If our operations are found to be in violation of any of the federal, state or local laws and regulations that govern our activities, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines or curtailment of our operations. The risk of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business.

Federal Food and Drug Administration (FDA) Regulation

The production and marketing of products which may be developed from the ISURF Nerve Regeneration Technology and our ongoing research and development activities are subject to extensive regulation and review by numerous governmental authorities. The ISURF Nerve Regeneration Technology and any products derived from the technology must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process before they can be marketed. This process makes it longer, harder and more costly to bring products which may be developed from our technologies to market.

The pre-marketing approval process can be particularly expensive, uncertain and lengthy, and a number of products for which the FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we do not comply with applicable regulatory requirements, such violations could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA, or other government entity, approval of the ISURF Nerve Regeneration Technology (or products derived from the technology) may also adversely affect our business. Such delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States.

In the United States more stringent FDA oversight in product clearance and enforcement activities could result in our experiencing longer approval cycles, more uncertainty, greater risk, and higher expenses. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we may not receive FDA approval to market the ISURF Nerve Regeneration Technology (or products derived from the technology) for broader or different applications or to market updated products that represent extensions of the ISURF Nerve Regeneration Technology. In addition, assuming we obtain a license to the ISURF Nerve Regeneration Technology, we may not receive FDA approval to export products, based on the ISURF Nerve Regeneration Technology, in the future, and countries to which the products are to be exported may not approve them for import.

Any manufacturing facilities which we would utilize for the production of products based on the ISURF Nerve Regeneration Technology would also be subject to continual review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized more strictly. A governmental authority may challenge our compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with the ISURF Nerve Regeneration Technology, products derived from the technology, or manufacturing facilities used to manufacture the ISURF Nerve Regeneration Technology (or products derived the technology) may result in restrictions on the products or the facility, including withdrawal of the product from the market or other enforcement actions.

From time to time, legislative or regulatory proposals are introduced that could alter the review and approval process relating to the ISURF Nerve Regeneration Technology (or products derived from the technology). It is possible that the FDA will issue additional regulations further restricting the sale of the ISURF Nerve Regeneration Technology (or products derived from the technology). Any change in legislation or regulations that govern the review and approval process relating to the ISURF Nerve Regeneration Technology or to any related technologies that we subsequently develop, could make it more difficult and costly to obtain approval for new products based on the ISURF Nerve Regeneration Technology, such additional technologies, or to produce, market, and distribute products derived from such technologies, if approved.

Sales and Marketing

Ultimately, we plan to market products, if any, developed from the ISURF Nerve Regeneration Technology for which we obtain regulatory approval through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. No such arrangements presently exist. We believe that this approach will both increase market penetration and commercial acceptance of our products and enable us to avoid expending significant funds to develop a large sales and marketing organization.  See “Risk Factors.”

Competition

Competition in the biotechnology industry is intense. We face competition from many companies, major universities and research institutions in the United States and abroad. Many of our competitors have substantially greater resources, experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities. We will face competition from companies marketing existing products or developing new products for conditions targeted by our technologies, which may render our technologies absolute. The description of the products and technologies being developed or marketed by our competitors listed below have been taken from publicly available documents or reports file by these companies.

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Synovis Life Technologies, Inc. – has the Neurotube®, a bioabsorbable nerve conduit which Synovis purchased from Neuroregen, LLC;

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Integra LifeSciences Holdings Corporation – has the NeuraGen™ Nerve Guide, an implantable device that provides a protective environment for a severed nerve after injury;

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SaluMedica, LLC – has the SaluBridge nerve cuff that provides a protective environment for a severed nerve after injury;

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Sangamo Biosciences – conducting a phase I clinical trial of therapeutic designed to protect and stimulate the regeneration of peripheral nerve function in diabetics suffering from peripheral neuropathy;

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Neuren Pharmaceuticals and Metabolic Pharmaceuticals  - collaborating to develop a class of nerve repair compounds for the treatment of degenerative conditions such as peripheral neuropathy, motor neuron disease and repairing the brain or nerves after injuries, and

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AxoGen,Inc. - established to commercialize peripheral nerve grafting and nerve regeneration technologies developed by researchers at the University of Florida’s McKnight Brain Institute.

These companies may have numerous competitive advantages, including:

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significantly greater name recognition;

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established relations with healthcare professionals, customers and third-party payors;

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established distribution networks;

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additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage;

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greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products, and marketing approved products; and

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greater financial and human resources for product development, sales and marketing, and patent litigation.

Our commercial success will depend on our ability and the ability of our sublicensees, if any, to compete effectively in product development areas such as, but not limited to, safety, efficacy, ease of use, patient or customer compliance, price, marketing and distribution. There can be no assurance that competitors will not succeed in developing products that are more effective than products, if any, we may derive from our research and development efforts or that would render any such products obsolete and non-competitive. Accordingly, in addition to our research and development efforts, we have undertaken a public relations/advertising program designed to establish our “brand” name recognition early on in our corporate development; we intend to continue to develop and market our brand name pending commercialization of  products, if any, we may derive from our research and development efforts. We believe our strategy ultimately will facilitate the marketing, distribution and public acceptance of any products we may derive from our research and development efforts if and when regulatory approval is received.

A significant amount of research in the biotechnology industry is also being carried out at academic and government institutions.  These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors. Any resulting increase in the cost or decrease in the availability of technology or product candidates from these institutions may affect our business strategy.

Competition with respect to our technologies is and will be based, among other things, on effectiveness, safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of our competitive products. Accordingly, the speed with which we can develop products derived from the ISURF Nerve Regeneration Technology, complete the clinical trials and approval processes and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.  Please refer to “Risk Factors.”

Our Offices and Research Facilities

Our executive offices are located at 1628 West 1st Ave., Suite 216, Vancouver, British Columbia, Canada.  A private corporation controlled by Mr. Harmel S. Rayat, our president, chief executive officer, chief financial officer, principal accounting officer, director and majority stockholder, owns these premises. We have a one year lease, which began on March 1, 2007 and is automatically renewed for successive one year terms unless terminated by either party in writing at least 30 days prior to the end of the then current term. We share these facilities with several other companies with which Mr. Rayat is affiliated. The rent for the office is $3,200 Cdn. per month.

Our peripheral and optic nerve regeneration research is conducted in approximately 2,500 square feet of laboratory facilities (515 Science II Building, 0122 Molecular Biology Building and Lab Animal Resource facilities) provided by Iowa State University under our Option Agreement with ISURF. Iowa State University is located in Ames, Iowa, 50011. The cost of the facilities is included in the budget under our Sponsored Research Agreement with ISURF.

Our silicon nanoparticle energy research is conducted in approximately 2,000 square feet of laboratory facilities (1110 West Green Street, Department of Physics, University of Illinois at Urbana-Champaign, IL) provided by the University of Illinois under our Sponsored Research Agreement with University of Illinois. The cost of the facilities is included in the budget under our Sponsored Research Agreement.

We believe that our office and the laboratory facilities are sufficient and adequate for our purposes given our present staff and research objectives.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers. We have a board of directors comprised of four members. Each director holds office until a successor is duly elected or appointed.  Executive officers serve at the discretion of the Board of Directors and are appointed by the Board of Directors.  Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each directors in other companies subject to the reporting requirements under the Federal securities law.  As of May 8, 2007, the members of our board of directors and our executive officers were as follows:

Name	Age	Position	Held Position Since
Harmel S. Rayat	45	Director, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer	September 8, 2006
Pattiann Hiranandani	48	Director	June 3, 2005
Tareq Ghazaleh	32	Director, Secretary and Treasurer	April 22, 2002
Dr. Kaiyo Nedd	33	Director	October 9, 2006

Resignations in 2007

Ms. Terri DuMoulin resigned her position as our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer on March 8, 2007.  Ms. DuMoulin had held those positions since February 17, 2003.

Biographical Information

Harmel S. Rayat

Since January 2002, Mr. Rayat has been president of Montgomery Asset Management Corporation, a privately held firm providing financial consulting services to emerging growth corporations. From April 2001 through January 2002, Mr. Rayat acted as an independent consultant advising small corporations. Prior thereto, Mr. Rayat served as the president of Hartford Capital Corporation, a company that provided financial consulting services to a wide range of emerging growth corporations.  During the past five years, Mr. Rayat has served, at various times, as a director, executive officer and majority shareholder of a number of publicly traded and privately held corporations, including, PhytoMedical Technologies, Inc. (currently secretary, treasurer, chief financial officer, director, and majority stockholder), HepaLife Technologies, Inc. (currently secretary, treasurer, chief financial officer, director, and majority stockholder), Entheos Technologies, Inc. (currently president, chief executive officer, chief financial officer, director, and majority stockholder), and International  Energy, Inc. (currently secretary, treasurer, chief financial officer, director and majority stockholder).

Pattiann Hiranandani

From July 1998 through May 2002, Mrs. Hiranandani served as Distributor-Regional-Divisional Sales Manager with Goldwell USA, Inc.  From June 2002 through April 2003, Mrs. Hiranandani concluded a brief hiatus.  Since May 2003 through May 2005, Mrs. Hiranandani was responsible for marketing biologic bone graft products and procedures to orthopedic spine, neuro and sports medicine surgeons in the Greater Phoenix, Arizona region for BioAlliance/Wright Medical Technologies.  Since January 2006, Mrs. Hiranandani has served as a Premise Advertising Sales Executive for Verizon.

Tareq Ghazaleh

Mr. Ghazaleh earned a CPA (Certified Public Accounting) designation from the University of Illinois, Chicago in 1998. From August 1997 through August 1999, Mr. Ghazaleh served as general accountant with North Carolina Subs, Inc. Mr. Ghazaleh was a tenured Assistant Controller with The Hynes Group (USA-Canada) from August 1999 through October 2003. Between October 2003 and August 2005, Mr. Tareq Ghazaleh served as Divisional Controller at Bakers Delight Holdings International and Canadian Business, overseeing internal control systems, management information systems and cash flow management. Since September, 2005, Mr. Ghazaleh has served as the financial controller for Unique Real Estate Accomodations, Inc., an organization that provides short and long term living accommodations.  Mr. Ghazaleh holds positions with us while employed elsewhere.

Dr. Kaiyo Nedd

Since 2001 to present, Dr. Nedd has been practicing family medicine. Since 2002 to present, Dr. Nedd has also been a clinical teacher for foreign medical students. Additionally, since 2005 to present, he has been a speaker for the pharmaceutical industry and conducts a series of lectures to physicians on current therapeutic issues, as well as conducting leading edge clinical therapeutics research in HIV, diabetes and hypertension. Dr. Nedd holds a Bachelor of Science degree (Cell Biology and Genetics) from the University of British Columbia and a Doctor of Medicine from Howard University in Washington, DC.

All of our directors and officers are elected annually to serve for one year or until their successors are duly elected and qualified.

Compensation of Directors

Directors are not currently compensated, although each is entitled to be reimbursed for reasonable and necessary expenses incurred on our behalf.  During the years ended August 31, 2006 and 2005, and for the period from September 1, 2006 through May 8, 2007, no compensation was paid to directors for services rendered. Please refer to “Executive Compensation.”

Family Relationships and Other Matters

With the exception of Tareq Ghazaleh, who is the brother-in-law of Mr. Harmel Rayat, our president, chief executive officer, chief financial officer, principal accounting officer and director, there are no family relationships between any of our current or former directors, executive officers and other key personnel.

Legal Proceedings

During the past five years, except as set forth below, none of our directors, executive officers, promoters or control persons has been:

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the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

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convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

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found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

On October 23, 2003, Mr. Harmel S. Rayat, EquityAlert.com, Inc., and Innotech Corporation of which Mr. Rayat had served at various times as a director and officer, along with certain other individuals, collectively “the respondents,” consented to a cease-and-desist order pursuant to Section 8A of the Securities Act of 1933. Without admitting or denying the findings of the Securities and Exchange Commission related to the public relation and stock advertising activities of EquityAlert.com, Inc. and Innotech Corporation, the respondents agreed to cease and desist from committing or causing any violations and any future violations of , among other things, Section 5(a) and 5(c) of the Securities Act of 1933.  EquityAlert.com, Inc. and Innotech Corporation agreed to pay disgorgement and prejudgment interest of $31,555.14.

Scientific Advisory Board

Although we do not currently have a scientific advisory board, we intend at some point in our development efforts that we will be assisted in our research and development activities by a scientific advisory board. We intend that the members of the advisory board will be composed of physicians and scientists who will review our research and development, discuss technological advances relevant to us and our business and otherwise assist us. Our management will appoint the members of the advisory board and will appoint any successors or additions as necessary. We are presently in the process of identifying prospective advisory board members. There is no assurance that we will be able to attract qualified persons to become members of our scientific advisory board.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President (Principal Executive Officer) and other officers and directors who received compensation during the two years ended August 31, 2006 and 2005:

SUMMARY COMPENSATION TABLE
Name and principal position	Reverse Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harmel S. Rayat President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Director	2006 2005	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0
Tareq Ghazaleh Secretary, Treasurer, Director	2006 2005	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0
Pattiann Hiranandani Director	2006 2005	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0
Kaiyo Nedd Director	2006 2005	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0
Terri DuMoulin Former Director, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer	2006 2005	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0

Our executive offices are located at 1628 West 1st Ave., Suite 216, Vancouver, British Columbia, Canada.  A private corporation controlled by Mr. Harmel S. Rayat, our president, chief executive officer, chief financial officer, principal accounting officer, director and majority stockholder, owns these premises. The rent for the office is $3,200 Cdn. per month.

There are no employment contracts or agreements between us and any of our directors and officers. We do no have any employee stock option or other benefit plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 8, 2007 by:

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each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock;

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each of our directors;

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each of our named executive officers; and

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all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

The number and percentage of shares beneficially owned prior to this offering are based on the 51,124,600 shares of common stock issued and outstanding as of May 8, 2007.

	Shares Beneficially Owned Prior To This Offering		Shares Beneficially Owned After The Sale Of The Maximum Amount Of This Offering
Name And Address Of Beneficial Owner	Number	Percent	Number	Percent (1)
Harmel S. Rayat	36,749,600	72%	36,749,600	72%
Pattiann Hiranandani	0	0%	0	0%
Tareq Ghazaleh	0	0%	0	0%
Kaiyo Nedd	0	0%	0	0%
All current directors and executive officers of Octillion Corp. as a group (4 persons)	36,749,600	72%	36,749,600	72%

(1) The number and percentage of shares beneficially owned after this offering are based on the 51,124,600 shares of common stock issued and outstanding, plus the 4,250,000 shares sold in this offering (without taking into account the shares to be issued upon exercise of the warrants).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 28, 2002, Mr. Harmel S. Rayat, our president, acquired 1,500,000 shares of our outstanding stock from each of Messrs. Kesar Dhaliwal and Todd Weaver, our founding and, at that time, controlling stockholders.

On December 19, 2002, Octillion issued 8,000,000 shares of restricted common stock at $0.01 per share for the conversion of $80,000 of accrued management fees due to Mr. Harmel S. Rayat, pursuant to a “Stock Purchase and Sales Agreement” dated February 17, 2003.  Mr. Rayat, simultaneously with his resignation as a director and president of Octillion, on February 17, 2003 sold these 8,000,000 restricted common shares to Octillion’s Ms. Terri DuMoulin, who became our president and a director.

On March 18, 2003, we issued 2,333,200 restricted common shares, at $0.01 per share, to Mr. Kesar S. Dhaliwal, a current director to satisfy outstanding management fees of $23,332. On December 13, 2004, we borrowed $5,000 from Ms. Terri DuMoulin, at zero percent interest and issued a 12 month promissory note, which was repaid in full on May 24, 2005.

On April 27, 2005, we borrowed $100,000 from Mr. Harmel S. Rayat, currently our president, a director and an affiliated shareholder, at a rate of 8.75% per annum and issued a 12 month promissory note, which was repaid in full on April 27, 2006.

On January 23, 2006, we borrowed $50,000 from Mr. Harmel S. Rayat, currently our president, a director, and an affiliated shareholder, at a rate of 8.75% per annum and issued a 3 month promissory note, due on April 23, 2006, which was repaid in full on April 23, 2006.

On August 16, 2006, pursuant to a “Stock Purchase and Sales Agreement”, Mr. Kesar Dhaliwal sold 2,333,200 restricted common shares at par value of $0.001 to Mr. Harmel S. Rayat for $2,333.20.

On March 8, 2007, Ms. Terri DuMoulin resigned as our president and a director and sold 24,000,000 (post split) restricted common shares at par value of $0.001 to Mr. Harmel S. Rayat for $24,000.pursuant to a “Stock Purchase and Sales Agreement” dated March 8, 2007.

Mr. Rayat was appointed our president and a director on March 8, 2007.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 preferred shares, $0.10 par value.  There are currently 51,124,600 shares of our common stock issued and outstanding and no shares of preferred issued.

Common Stock

Each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders. The shares of common stock do not have cumulative voting rights. This means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors and, therefore, our present stockholders can elect all of the directors even after this offering.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. However, we presently intend to reinvest any earnings instead of paying cash dividends. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

The Articles of Incorporation vests our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

Warrants

The following warrants are currently issued and outstanding:

There are currently 1,000,000 Class C Non-redeemable Warrants issued and outstanding. Each Class C Redeemable Warrant gives its holder the right to purchase one share of common stock for $0.50. The Class C Non-redeemable Warrants  expire on October 23, 2008.

There are currently 1,000,000 Class D Non-redeemable Warrants issued and outstanding. Each Class D Redeemable Warrant gives its holder the right to purchase one share of common stock for $0.55. The Class D Non-redeemable Warrants  expire on April 23, 2009.

There are currently 1,000,000 Class E Non-redeemable Warrants issued and outstanding. Each Class E Redeemable Warrant gives its holder the right to purchase one share of common stock for $0.60. The Class E Non-redeemable Warrants  expire on April 23, 2010.

Holders of the Warrants will not have, solely as a result of such ownership, the rights attaching to our common stock or to our preferred stock.

SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders.  The percentage of outstanding shares beneficially owned is based on 51,124,600 shares of common stock issued and outstanding at May 8, 2007. Information with respect to beneficial ownership is based upon information provided to us by the Selling Stockholders. Except as may be otherwise described below, to the best of our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment authority as to all of the shares set forth opposite his name, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

Name and Address of Selling Stockholders	No. of Shares Beneficially Owned Prior to the Offering	Percentage of Issued and Outstanding Shares Owned Prior to the Offering	Number of Shares To Be Sold In This Offering	Percentage of Shares To Be Owned After the Offering
Boston Financial Group Ltd. (1) 2010 – 1055 West Georgia Street Vancouver, BC V6E 3P3	2,250,000	4.5%	2,250,000	0.0%
Fargo West Investments Ltd. (2) 2010 – 1055 West Georgia Street Vancouver, BC V6E 3P3	1,000,000	2.0%	1,000,000	0.0%
Sharon L. Hebgin 2970 Palmerston Avenue West Vancouver, BC V7V 2X3	70,000	0.1%	70,000	0.0%
Shane Ivancoe 1129 Kings Avenue West Vancouver, BC V7T 2C2	10,000	0.0%	10,000	0.0%
Herdev S. Rayat 1990 Tolmie Street Vancouver, BC V6R 4C2	1,348,000	2.7%	400,000	1.8%
Jasvir S. Rayat 3905 West 36th Avenue Vancouver, BC V6N 2S7	1,200,000	2.4%	400,000	1.6%
Narinder S. Thouli 489 Wigglesworks Cresent Kelowna, BC V1X 7N3	100,000	0.2%	100,000	0.0%
Edmond Wong 610 – 55 E. Cordova Street Vancouver, BC V6A 0A5	20,000	0.0%	20,000	0.0%

(1) A private British Columbia corporation wholly owned by Ranjit Bhogal.

(2) A private British Columbia corporation wholly owned by Jeet Sidhu.

The Selling Stockholders may offer and sell, from time to time, any or all of our common stock issued to them. Because the Selling Stockholders may offer all or only some portion of the 7,250,000 shares of common stock registered, no exact number can be given as to the amount or percentage of these shares of common stock that will be held by the Selling Stockholders upon termination of the offering. We can only make estimates and assumptions. The number of shares listed in the category entitled “Percentage of Issued and Outstanding Shares Owned After the Offering,” in the table above, represent an estimate of the number of shares of common stock that will be held by the Selling Stockholders after the offering. To arrive at this estimate, we have assumed that the Selling Stockholders will sell all of the shares to be registered pursuant to this offering. Please refer to “Plan of Distribution.”

Other than the relationships described in the table and footnotes, none of the Selling Stockholders had or have any material relationship with our company or any of its affiliates within the past three years. None of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the Selling Stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on May 8, 2007. Please refer to “Plan of Distribution.”

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commission or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

 • any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• transactions otherwise than on these exchanges or systems or in the over-the-counter market;

• through the writing of options, whether such options are listed on an options exchange or otherwise;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Selling Stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Selling Stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses relating to the preparation of this prospectus.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

The Selling Stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. The Selling Stockholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of our common stock. There is no over-allotment option and no shares will be sold by us.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, or (iii) two years from the date that the registration statement of which this prospectus is part was ordered effective by the Commission.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have informed the Selling Stockholders that the anti-manipulation rules of the Commission, including Regulation M promulgated under the Securities Exchange Act of 1934 will apply to its sales in the market, and we have informed the other Selling Stockholders that these anti-manipulation rules may apply to their sales in the market.

Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholders and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares of our common stock in the market and to the activities of the Selling Stockholders and their affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

Rules 101 and 102 of Regulation M under the Securities Exchange Act of 1934, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business.

We are currently not aware of any other legal proceedings or claims that we believe will have, individually, or in the aggregate, a material adverse affect on our business, financial condition or operating results.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We believe that the indemnification provisions of our Articles of Incorporation and Bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Nevada law. This is intended to allow our directors and officers the benefit of Nevada's corporation law which provides that directors and officers of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for Octillion Corp. by Sierchio Greco & Greco LLP, 720 Fifth Avenue, New York, New York 10019.

EXPERTS

Our consolidated financial statements at August 31, 2006 and 2005 and for the years then ended, appearing herein have been audited by Peterson Sullivan, P.L.L.C., an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB and 10-KSB. Our filings may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

Financial Information

OCTILLION CORP.

Index to Consolidated Financial Statements

UNAUDITED FINANCIAL STATEMENTS

PAGE

Interim Unaudited Consolidated Balance Sheet at February 28, 2007

F-1

Interim Unaudited Consolidated Statements of Operations

F-2

For the Three and Six Months Ended February 28, 2007 and 2006,

and For the Period from Inception (May 5, 1998) to February 28, 2007

Interim Unaudited Consolidated Statement of Stockholders’ Equity (Deficiency)

F-3

from Inception (May 5, 1998) to February 28, 2007

Interim Unaudited Consolidated Statements of Cash Flows

F-5

For the Six Months Ended February 28, 2007 and 2006, and For the Period

from Inception (May 5, 1998) to February 28, 2007

Notes to Interim Unaudited Consolidated Financial Statements

F-6

AUDITED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

F-10

Consolidated Balance Sheets as of August 31, 2006 and 2005

F-11

Consolidated Statements of Operations for years ended

F-12

August 31, 2006 and 2005

Consolidated Statements of Changes in Stockholders’ Equity (Deficiency)

F-13

for the years ended August 31, 2006 and 2005

Consolidated Statements of Cash Flows for the years ended

F-15

August 31, 2006 and 2005

Notes to the Consolidated Financial Statements

F-16

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET
February 28, 2007
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)
(Unaudited)

February 28, 2007

ASSETS

Current Asset
Cash and cash equivalents	$594,223

Equipment (Note 5)	698

Total Assets	$594,921

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts payable and accrued liabilities	$8,824
Accounts payable - related party (Note 8)	30,000

Current Liabilities	38,824

Stockholders' Deficiency
Authorized:
1,000,000 preferred shares, with par value of $0.10 per share
100,000,000 common shares, with par value of $0.001 per share
Issued: 49,374,600 common shares	49,375
Additional paid-in capital	1,619,457
Deficit accumulated during the development stage	(1,112,735)
Total Stockholders' Deficiency	556,097

Total Liabilities and Stockholders' Deficiency	$594,921

Nature and continuance of operations - Note 1

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND SIX MONTHS ENDED FEBRUARY 28, 2007 AND 2006, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO FEBRUARY 28, 2007
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)
(Unaudited)

	Cumulative
	May 5, 1998	Three months ended		Six months ended
	(inception) to	February 28,	February 28,	February 28,	February 28,
	February 28, 2007	2007	2006	2007	2006

Expenses
Foreign exchange loss	3,108	233	465	340	658
Management fees - related party	203,074	-	-	-	-
Option fee	2,000	-	-	-	-
Professional fees	157,652	12,768	33,813	19,823	52,171
Research and development (Note 4)	212,139	27,150	26,460	80,760	26,460
Investor relations	446,830	65,860	-	446,830	-
Travel and entertainment	48,780	4,501	-	9,712	3,140
Other operating expenses	56,492	12,972	4,850	15,778	9,105
Loss from operations	1,130,075	123,484	65,588	573,243	91,534

Other income
Interest	17,340	7,298	133	$9,638	$282

Net loss for the period	$(1,112,735)	$(116,186)	$(65,455)	$(563,605)	$(91,252)

Loss per share:
Basic and diluted		$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average number of
common shares outstanding:
Basic and diluted		49,217,133	41,124,600	46,895,307	41,124,600

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FROM MAY 5, 1998 (INCEPTION) TO FEBRUARY 28, 2007
(Expressed in U.S. Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

						Deficit
	Preferred Stock		Common Stock			accumulated during the	Total stockholders'
	Shares	Amount	Shares	Amount	Additional paid-in capital	development stage	equity (deficiency)

Restricted common stock
issued to related parties for
management services
at $0.003 per share	-	$-	9,000,000	$9,000	$(6,000)	$-	$3,000

Unrestricted common stock sales
to third parties at $0.13 per share	-	-	1,125,000	1,125	148,875	-	150,000

Net loss for the period	-	-	-	-	-	(12,326)	(12,326)

Balance, August 31, 1998	-	-	10,125,000	10,125	142,875	(12,326)	140,674

Net loss for the year	-	-	-	-	-	(77,946)	(77,946)

Balance, August 31, 1999	-	-	10,125,000	10,125	142,875	(90,272)	62,728

Net loss for the year	-	-	-	-	-	(12,446)	(12,446)

Balance, August 31, 2000	-	-	10,125,000	10,125	142,875	(102,718)	50,282

Net loss for the year	-	-	-	-	-	(12,904)	(12,904)

Balance, August 31, 2001	-	-	10,125,000	10,125	142,875	(115,622)	37,378

Net loss for the year	-	-	-	-	-	(54,935)	(54,935)

Balance, August 31, 2002	-	-	10,125,000	10,125	142,875	(170,557)	(17,557)

Restricted common stock issued to
a related party to satisfy outstanding
management fees at $0.003 per share
on December 19, 2002	-	-	24,000,000	24,000	56,000	-	80,000

Restricted common stock issued to a
related party to satisfy outstanding
management fees at $0.003 per share
on March 18, 2003	-	-	6,999,600	7,000	16,332	-	23,332

Net loss for the year	-	-	-	-	-	(97,662)	(97,662)

Balance, August 31, 2003	-	-	41,124,600	41,125	215,207	(268,219)	(11,887)

Net loss for the year	-	-	-	-	-	(19,787)	(19,787)

Balance, August 31, 2004	-	-	41,124,600	41,125	215,207	(288,006)	(31,674)

Net loss for the year	-	-	-	-	-	(103,142)	(103,142)

Balance, August 31, 2005	-	-	41,124,600	41,125	215,207	(391,148)	(134,816)

Issuance of common stock and warrants
at $0.17 per share on May 16, 2006	-	-	3,000,000	3,000	497,000	-	500,000

Net loss for the year	-	-	-	-	-	(157,982)	(157,982)

Balance, August 31, 2006	-	-	44,124,600	44,125	712,207	(549,130)	207,202

Exercise of Class A Warrants at $0.167
per share on November 10 and 14, 2006	-	-	3,000,000	3,000	497,000	-	500,000

Exercise of Class B Warrants at $0.183
per share on November 29, 2006	-	-	570,000	570	103,930	-	104,500

Exercise of Class B Warrants at $0.183
per share on December 5 and 8, 2007	-	-	1,680,000	1,680	306,320	-	308,000

Net loss for the period	-	-	-	-	-	(563,605)	(563,605)

Balance, February 28, 2007	-	-	49,374,600	$49,375	$1,619,457	$(1,112,735)	$556,097

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED FEBRUARY 28, 2007 AND 2006, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO FEBRUARY 28, 2007
(Expressed in US Dollars)
(See Note 1 - Nature of Business and Basis of Presentation)

	Cumulative	Six Months	Six Months
	May 5, 1998	Ended	Ended
	(inception) to	February 28,	February 28,
	February 28, 2007	2007	2006

Cash flows used in operating activities
Net loss for the period	$(1,112,735)	$(563,605)	$(91,252)
Adjustments to reconcile net loss to
net cash used in operating activities:
- depreciation	2,947	382	166
- common stock issued for services	3,000	-	-
- common stock issued for settlement of management fees	103,332	-	-
Changes in non-cash working capital items:
- increase in prepaid expenses	-	1,496	-
- increase (decrease) in accounts payable and accrued liabilities	8,824	(4,042)	37,184
- increase in accounts payable - related party	30,000	-	-
Net cash used in operating activities	(964,632)	(565,769)	(53,902)

Cash flows from investing activities
Purchase of equipment	(3,645)	-	-
Net cash flows used in investing activities	(3,645)	-	-

Cash flows from financing activities
Proceeds from the issuance of common stock	1,562,500	912,500	-
Repayment of promissory note	(155,000)	-	-
Proceeds from promissory notes	155,000	-	50,000
Net cash flows provided by financing activities	1,562,500	912,500	50,000

Increase in cash and cash equivalents	594,223	346,731	(3,902)

Cash and cash equivalents - beginning of period	-	247,492	27,708

Cash and cash equivalents - end of period	$594,223	$594,223	$23,806

Supplemental cash flow information:
Interest paid in cash	$9,844	$-	$-
Income taxes paid in cash	$-	$-	$-

Supplemental noncash transaction:
Accrued mangement fees converted to equity	$103,332	$-	$-

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.

(a development stage company)

Notes to Interim Unaudited Consolidated Financial Statements

February 28, 2007 and 2006

(Expressed in U.S. Dollars)

1. Basis of Presentation and Going Concern Uncertainties

Octillion Corp. (“the Company”) was incorporated in the State of Nevada on May 5, 1998. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, MicroChannel Technologies Corporation (“MicroChannel”) and Sungen Energy, Inc. (“Sungen”). MicroChannel was incorporated under the name MultiChannel Technologies Corporation on February 28, 2005 in the State of Nevada, and changed its name to MicroChannel on April 4, 2005. MicroChannel has no assets and no liabilities. Sungen was incorporated on July 11, 2006 in the State of Nevada and has no assets and no liabilities.

Octillion Corp., together with its wholly owned subsidiaries, is a technology incubator focused on the identification, acquisition, development and eventual commercialization of emerging technologies. Among the Company’s current research and development activities are the development of 1) a patent-pending technology that could adapt existing home and office glass windows into ones capable of generating electricity from solar energy without losing significant transparency or requiring major changes in manufacturing infrastructure, and 2) technologies and products for peripheral and optic nerve damage and nerve regeneration.

The Company has not generated any revenues and has incurred losses of $1,112,735 since inception. The Company has incurred a loss of $563,605 during the six-month period ended February 28, 2007. In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.  Management believes that its current and future plans enable it to continue as a going concern.

To meet these objectives, the Company completed a private placement for gross proceeds of $500,000 on May 16, 2006 and continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms, if at all. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharges its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2. Presentation of Interim Information

The accompanying interim unaudited consolidated financial statements have been prepared in accordance with Form 10-QSB instructions and in the opinion of management contains all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of February 28, 2007, and the results of operations and cash flows for the six months ended February 28, 2007 and 2006. These results have been determined on the basis of generally accepted accounting principles and practices in the United States and applied consistently as those used in the preparation of the Company's 2006 Annual Report on Form 10-KSB.

Certain information and footnote disclosure normally included in the financial statements presented in accordance with generally accepted accounting principles in the United States have been condensed or omitted. It is suggested that the accompanying financial statements should be read in conjunction with the financial statements and notes thereto incorporated in the Company's 2006 Annual Report on Form 10-KSB.

There have been no pronouncements issued that are not yet effective that would have a material effect on these financial statements.

3. Net Loss Per Common Share

Basic earnings or loss per share is based on the weighted average number of shares outstanding during the period of the financial statements.  Diluted earnings or loss per share are based on the weighted average number of common shares outstanding and dilutive common stock equivalents.  Effective September 1, 2006, the Company enacted a 3 for 1 forward stock split.  All loss per share amounts in the financial statements are basic loss per share because the inclusion of stock options and warrants outstanding would be antidilutive. All per share and per share information are adjusted retroactively to reflect stock splits and changes in par value. The computation of basic and diluted loss per share is as follows:

	Three months ended		Six months ended
	February 28,		February 28,
	2007	2006	2007	2006
Numerator - net loss available to common
stockholders	$(116,186)	(65,455)	(563,605)	(91,252)

Denominator - weighted average number of
common shares outstanding	49,217,133	41,124,600	46,895,307	41,124,600

Basic and diluted loss per common share	$(0.00)	$(0.00)	$(0.01)	$(0.00)

4. Option interest

(a) Nerve Regeneration Technologies

On April 29, 2005, an Option Agreement (the “Agreement”) was executed between Iowa State Research Foundation Inc., (“ISURF”) and the Company’s wholly-owned subsidiary, MicroChannel, pursuant to which the Company has acquired an option to obtain a license to certain nerve regeneration technologies being developed by ISURF. The Agreement has been amended to change the payment due dates on October 13, 2005. The consideration payable can be summarized as follows:

· payment of $2,000 (paid) in option fees upon execution of the Agreement;

· provide $155,839 to support the research project entitled “Conduits with Micropatterned Films for Peripheral Nerve Regeneration” with $50,000 (paid) due within 90 days of execution of the Agreement and four equal installments of $26,460 each due by January 31, 2006 (paid), April 30, 2006 (paid), July 31, 2006 (paid) and October 31, 2006 (paid in November 2006);

· contingent upon satisfactory progress and success of above project, provide additional $73,166 for the project entitled “Conduits with Micropatterned Films for Optic Nerve Regeneration”.

On February 8, 2007, both parties agreed to extend the project period to June 1, 2007.

As of February 28, 2007, the Company has paid $155,839 to support the research project. As the research project has not reached the commercial development stage, the amounts incurred to support the project are thus expensed.

(b) Solar Energy Conversion Technology

In August 2006, the Company, through its wholly owned subsidiary, Sungen Energy Inc., entered into a Sponsored Research Agreement (“Research Agreement”) with scientists at the University of Illinois (“UIUC”) for the development of a new patent-pending technology using nanosilicon photovoltaic solar cells that could convert normal home and office glass windows into ones capable of converting solar energy into electricity with limited loss of transparency and minimal changes in manufacturing infrastructure. The process of producing silicon nanoparticles is supported by 10 issued US patents, 7 pending US patents, 2 issued foreign counterpart patents and 19 pending foreign counterpart patents. The period of performance of the Research Agreement is for two years until August 22, 2008 and the Company has to pay $219,201 for the performance of the project, with $2,000 payable upon execution of the agreement (paid), first installment of $27,150 payable on September 23, 2006 (paid) and the remaining 7 of $27,150 each payable every three months thereafter ($27,150 paid).

The Company has the option to enter into a commercial license for the project intellectual property by reimbursement of the related remaining out-of-pocket expenditures incurred by  UIUC and payment of royalties and fees to be negotiated, which should not exceed 5% and $100,000, respectively.

As of February 28, 2007, the Company has paid $56,300 for the Research Agreement. As the research project has not reached the commercial development stage, the amounts incurred to support the project are thus expensed.

5. Equipment

	February 28, 2007	August 31, 2006

Computer equipment	$2,486	$2,486
Office equipment	1,159	1,159
	3,645	3,645
Less: accumulated depreciation	(2,947)	(2,565)
	$698	$1,080

Depreciation expenses charged to operations were $177 (2006: $83) and $382 (2006: $166) for the three-month and six-month periods ended February 28, 2007 respectively.

6. Preferred Stock

At February 28, 2007 there were 1,000,000 shares of preferred stock (par value $0.10 per share) authorized, of which no shares were issued and outstanding.  The Board of Directors has the authority to issue such stock in one or more series, to fix the number of shares and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

7. Warrants

The movement of share purchase warrants can be summarized as follows:

		Weighted average
	Number of warrants	exercise price
Class A Warrants

Balance, September 1, 2006	3,000,000	$0.167
Exercised	(3,000,000)	0.167
Balance, February 28, 2007	-

Class B Warrants

Balance, September 1, 2006	3,000,000	$0.183
Exercised	(2,250,000)	0.183
Balance, February 28, 2007	750,000	0.183

As of February 28, 2007, 750,000 Class B warrants were outstanding which entitle the holders to purchase 750,000 common shares of the Company at $0.183 each expiring on May 17, 2009.

8. Related Party Transactions

Related party transactions are in the normal course of operations and are recorded at amounts established and agreed between the related parties.

During the three-month and six-month periods ended February 28, 2007 and 2006, the current president and directors provided services to the Company for no compensation.

A management fee of $30,000 is accrued in accounts payable at February 28, 2007, and is due to the president of the Company for the services rendered in fiscal year 2003.

As of February 28, 2007, there were  39,999,600 shares held by two directors and a major shareholder of the Company that are considered "restricted shares" as that term is defined in Rule 144 as promulgated under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act.

Mr. Harmel S. Rayat is also a officer, director and majority shareholder of each of International Energy, Inc., PhytoMedical Technologies, Inc., Entheos Technologies, Inc. and HepaLife Technologies, Inc.

9. Segment Information

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Octillion Corp.

Vancouver, British Columbia

CANADA

We have audited the accompanying consolidated balance sheets of Octillion Corp. and Subsidiaries ("the Company") (a development stage company) as of August 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements for the cumulative period from inception (May 5, 1998), to August 31, 2004, were audited by other auditors and their reports expressed an unqualified opinion on these statements.  The financial statements for the period from May 5, 1998, to August 31, 2004, include revenues of nil and a net loss of $288,006.  Our opinion on the consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the period from May 5, 1998 (inception), to August 31, 2006, insofar as it relates to amounts for prior periods through August 31, 2004, is based solely on the reports of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Octillion Corp. and Subsidiaries as of August 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception), to August 31, 2006, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations since inception, and has a substantial accumulated deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans regarding these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PETERSON SULLIVAN PLLC

November 21, 2006

Seattle, Washington

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS
AUGUST 31, 2006 AND 2005
(Expressed in U.S. Dollars)

	2006	2005

ASSETS

Current Assets
Cash	$247,492	$27,708
Prepaid expenses	1,496	-
	248,988	27,708

Equipment, net (Note 4)	1,080	468

Total Assets	$250,068	$28,176

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accounts payable and accrued liabilities	$12,866	$32,992
Accounts payable - related party (Note 5)	30,000	30,000
Promissory note payable - related party (Note 5)	-	100,000

Total Liabilities	42,866	162,992

Stockholders' Equity (Deficiency)
Authorized:
1,000,000 preferred shares, with par value of $0.10 per share
100,000,000 common shares, with par value of $0.001 per share
Issued: 44,124,600 common shares (2005: 41,124,600 shares)	44,125	41,125
Additional paid-in capital	712,207	215,207
Deficit accumulated during the development stage	(549,130)	(391,148)
Total Stockholders' Equity (Deficiency)	207,202	(134,816)

Total Liabilities and Stockholders' Equity (Deficiency)	$250,068	$28,176

Nature and continuance of operations - Note 1
Commitments - Note 4

(The accompanying notes are an integral part of these consolidated financial statements)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED AUGUST 31, 2006 AND 2005, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2006
(Expressed in U.S. Dollars)

	Cumulative	Year	Year
	May 5, 1998	Ended	Ended
	(inception) to	August 31,	August 31,
	August 31, 2006	2006	2005

Expenses
Foreign exchange loss	$2,768	$773	$(166)
Management fees - related party	203,074	-	-
Option fee	2,000	-	2,000
Professional fees	137,829	63,181	39,900
Research and development (Note 3)	131,379	81,379	50,000
Travel and entertainment	39,068	3,633	349
Other operating expenses	40,714	16,094	11,683
Loss from operations	556,832	165,060	103,766

Other income
Interest	7,702	7,078	624

Net loss for the period	$(549,130)	$(157,982)	$(103,142)

Loss per share:
Basic and diluted		$(0.004)	$(0.003)

Weighted average number of
common shares outstanding:
Basic and diluted		42,012,270	41,124,600

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
FROM MAY 5, 1998 (INCEPTION) TO AUGUST 31, 2006
(Expressed in U.S. Dollars)

						Deficit accumulated
	Preferred Stock		Common Stock		Additional	during the	Total stockholders'
	Shares	Amount	Shares	Amount	paid-in capital	development stage	equity (deficiency)

Restricted common stock
issued to related parties for
management services
at $0.003 per share	-	$-	9,000,000	$9,000	$(6,000)	$-	$3,000

Unrestricted common stock sales
to third parties at $0.13 per share	-	-	1,125,000	1,125	148,875	-	150,000

Net loss for the period	-	-	-	-	-	(12,326)	(12,326)

Balance, August 31, 1998	-	-	10,125,000	10,125	142,875	(12,326)	140,674

Net loss for the year	-	-	-	-	-	(77,946)	(77,946)

Balance, August 31, 1999	-	-	10,125,000	10,125	142,875	(90,272)	62,728

Net loss for the year	-	-	-	-	-	(12,446)	(12,446)

Balance, August 31, 2000	-	-	10,125,000	10,125	142,875	(102,718)	50,282

Net loss for the year	-	-	-	-	-	(12,904)	(12,904)

Balance, August 31, 2001	-	-	10,125,000	10,125	142,875	(115,622)	37,378

Net loss for the year	-	-	-	-	-	(54,935)	(54,935)

Balance, August 31, 2002	-	-	10,125,000	10,125	142,875	(170,557)	(17,557)

Restricted common stock issued to
a related party to satisfy outstanding
management fees at $0.003 per share on December 19, 2002	-	-	24,000,000	24,000	56,000	-	80,000

Restricted common stock issued to a
related party to satisfy outstanding
management fees at $0.003 per share on March 18, 2003	-	-	6,999,600	7,000	16,332	-	23,332

Net loss for the year	-	-	-	-	-	(97,662)	(97,662)

Balance, August 31, 2003	-	-	41,124,600	41,125	215,207	(268,219)	(11,887)

Net loss for the year	-	-	-	-	-	(19,787)	(19,787)

Balance, August 31, 2004	-	-	41,124,600	41,125	215,207	(288,006)	(31,674)

Net loss for the year	-	-	-	-	-	(103,142)	(103,142)

Balance, August 31, 2005	-	-	41,124,600	41,125	215,207	(391,148)	(134,816)

Issuance of common stock
and warrants at $0.17 per share on
May 16, 2006	-	-	3,000,000	3,000	497,000	-	500,000

Net loss for the year	-	-	-	-	-	(157,982)	(157,982)

Balance, August 31, 2006	-	$-	44,124,600	$44,125	$712,207	$(549,130)	$207,202

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FROM THE YEARS ENDED AUGUST 31, 2006 AND 2005, AND FOR THE
PERIOD FROM INCEPTION (MAY 5, 1998) TO AUGUST 31, 2006
(Expressed in US Dollars)

	Cumulative	Year	Year
	May 5, 1998	Ended	Ended
	(inception) to	August 31,	August 31,
	August 31, 2006	2006	2005

Cash flows used in operating activities
Net loss for the period	$ (549,130)	$ (157,982)	$ (103,142)
Adjustments to reconcile net loss to
net cash used in operating activities:
- depreciation	2,565	374	332
- common stock issued for services	3,000	-	-
- common stock issued for debt settlement	103,332	-	-
Changes in non-cash working capital items:
- increase in prepaid expenses	(1,496)	(1,496)	-
- increase (decrease) in accounts payable and accrued liabilities	12,866	(20,126)	26,692
- increase in accounts payable - related party	30,000	-	-
Net cash used in operating activities	(398,863)	(179,230)	(76,118)

Cash flows from investing activities
Purchase of equipment	(3,645)	(986)	-
Net cash flows used in investing activities	(3,645)	(986)	-

Cash flows from financing activities
Proceeds from the issuance of common stock and warrants	650,000	500,000	-
Repayment of promissory note	(155,000)	(150,000)	(5,000)
Proceeds from promissory notes	155,000	50,000	105,000
Net cash flows provided by financing activities	650,000	400,000	100,000

Increase in cash	247,492	219,784	23,882

Cash - beginning of period	-	27,708	3,826

Cash - end of period	$ 247,492	$247,492	$ 27,708

Supplemental cash flow information:
Interest paid in cash	$9,844	$ 9,844	$ -
Income taxes paid in cash	$-	$ -	$ -

Supplemental noncash transaction:
Accrued management fees converted to equity	$103,332	$ -	$ -

(The accompanying notes are an integral part of these consolidated financial statements)

OCTILLION CORP.

(a development stage company)

Notes to Consolidated Financial Statements

August 31, 2006 and 2005

(Expressed in U.S. Dollars)

1. Basis of Presentation and Going Concern Uncertainties

Octillion Corp. (“the Company”) was incorporated in the State of Nevada on May 5, 1998. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, MicroChannel Technologies Corporation (“MicroChannel”) and Sungen Energy, Inc. (“Sungen”). MicroChannel was incorporated under the name MultiChannel Technologies Corporation on February 28, 2005 in the State of Nevada, and changed its name to MicroChannel on April 4, 2005. MicroChannel has no assets and no liabilities. Sungen was incorporated on July 11, 2006 in the State of Nevada and has no assets and no liabilities.

Octillion Corp., together with its wholly owned subsidiaries, is a technology incubator focused on the identification, acquisition, development and eventual commercialization of emerging technologies. Among the Company’s current research and development activities are the development of 1) a patent-pending technology that could adapt existing home and office glass windows into ones capable of generating electricity from solar energy without losing significant transparency or requiring major changes in manufacturing infrastructure, and 2) technologies and products for peripheral and optic nerve damage and nerve regeneration.

The Company has not generated any revenues and has incurred losses of $549,130 since inception. The Company has incurred a loss of $157,982 during the year ended August 31, 2006. In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.  Management believes that its current and future plans enable it to continue as a going concern.

To meet these objectives, the Company completed a private placement for gross proceeds of $500,000 (Note 5) and continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms, if at all. Management believes that actions presently taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern. The Company's ability to achieve these objectives cannot be determined at this time.

These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharges its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2. Significant Accounting Policies

(a) Principles of Accounting

These financial statements have been prepared by management in accordance with the United States generally accepted accounting principles (US GAAP).

(b) Principles of Consolidation

These consolidated financial statements presented are those of the Company and its wholly-owned subsidiaries, MicroChannel Technologies Corporation and Sungen Energy, Inc.  All significant intercompany balances and transactions have been eliminated.

(c) Accounting Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Areas where management uses subjective judgement include fixed assets and related party transactions. Actual results can differ from those estimates and assumptions.

(d) Foreign Currency Transactions

The Company is located and operates outside of the United States of America.  It maintains its accounting records in U.S. dollars, as follows:

At the transaction date, each asset, liability, revenue and expense is translated into U.S. dollars by the use of the exchange rate in effect at that date.  At the period end, monetary assets and liabilities are translated into U.S. dollars by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses that arise from exchange rate fluctuations are included in the results of operations.

(e) Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. The Company did not have any cash equivalents as of August 31, 2006 and 2005.

(f) Equipment

Equipments are initially recorded at cost and are depreciated under the straight-line method over their estimated useful life as follows:

Computer equipment	2 years
Office equipment	2 years

Repairs and maintenance are charged to operations as incurred.

(g) Long-Lived Assets Impairment

Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable in accordance with the  guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable.  Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

(h) Income Taxes

The Company has adopted the Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for income Taxes, which requires the Company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns using the liability method.  Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statement carry amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

(i) Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair value.

The carrying value of cash, accounts payable and accrued liabilities, accounts payable - related party and promissory note payable – related party approximate their fair value because of the short-term nature of these instruments. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company operates outside of the United States of America and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates in and the U.S. dollar.

(j) Comprehensive Income

The Company has adopted the Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity (Deficiency). Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

(k) Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the year. The Company has adopted Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings Per Share.  Diluted loss per share is equivalent to basic loss per share because consideration of dilutive securities would produce an antidilutive effect.

All share and per share amounts reflect the 3 for 1 stock split effected September 1, 2006.

(l) Intangible Assets

The Company adopted the Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Other Intangible Assets”, which requires that goodwill and intangible assets with indefinite life are not amortized but rather tested at least annually for impairment.  Intangible assets with a definite life are required to be amortized over their useful life or estimated useful life.

The Company does not have any goodwill nor intangible assets with indefinite or definite life since inception.

(m) Advertising Expenses

The Company expenses advertising costs as incurred. The Company did not incur any advertising expenses for the years ended August 31, 2006 and 2005.

(n) Related Party Transactions

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company.  A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

(o) New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109.” This Interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.”  FIN No. 48 prescribes a threshold condition that a tax position must meet for any of the benefit of an uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of uncertain tax positions. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect that this Interpretation will have a material impact on their financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 157.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, (“FAS 158”). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  FAS 158 is effective for financial statements as of December 31, 2006.  The Company has not yet determined the impact of applying FAS 158.

3. Option interest

(a) Nerve Regeneration Technologies

On April 29, 2005, an Option Agreement (the “Agreement”) was executed between Iowa State Research Foundation Inc., (“ISURF”) and the Company’s wholly-owned subsidiary, MicroChannel, pursuant to which the Company has acquired an option to obtain a license to certain nerve regeneration technologies being developed by ISURF. The Agreement has been amended to change the payment due dates on October 13, 2005. The consideration payable can be summarized as follows:

•

payment of $2,000 (paid) in option fees upon execution of the Agreement;

•

provide $155,839 to support the research project entitled “Conduits with Micropatterned Film for Peripheral Nerve Regeneration” with $50,000 (paid) due within 90 days of execution of the Agreement and four equal instalments of $26,460 each due by January 31, 2006 (paid), April 30, 2006 (paid), July 31, 2006 (paid) and October 31, 2006;

•

contingent upon satisfactory progress and success of above project, provide additional $73,166 for the project entitled “Conduits with Micropatterned Films for Optic Nerve Regeneration”.

As of August 31, 2006, the Company has paid $131,379 to support the research project. As the research project has not reached the commercial development stage, the amounts incurred to support the project are thus expensed.

(b) Solar Energy Conversion Technology

In August 2006, the Company, through its wholly owned subsidiary, Sungen Energy Inc., entered into a Sponsored Research Agreement (“Research Agreement”) with scientists at the University of Illinois (“ UIUC”) for the development of a new patent-pending technology using nanosilicon photovoltaic solar cells that could convert normal home and office glass windows into ones capable of converting solar energy into electricity with limited loss of transparency and minimal changes in manufacturing infrastructure. The process of producing silicon nanoparticles is supported by 10 issued US patents, 7 pending US patents, 2 issued foreign counterpart patents and 19 pending foreign counterpart patents.

The period of performance of the Research Agreement is for three years until August 22, 2008 and the Company has to pay $219,201 for the performance of the project, with $2,000 payable upon execution of the agreement (accrued), first installment of $27,150 payable on September 23, 2006 and the remaining 7 of $27,150 each payable every three months thereafter.

The Company has the option to enter into a commercial license for the project intellectual property by reimbursement of the related remaining out-of-pocket expenditures incurred by  UIUC and payment of royalties and fees to be negotiated, which should not to exceed 5% and $100,000 respectively.

As of August 31, 2006, the Company has accrued $2,000 for the Research Agreement. As the research project has not reached the commercial development stage, the amounts incurred to support the project are thus expensed.

4. Equipment

	2006	2005

Computer equipment	$2,486	$1,500
Office equipment	1,159	1,159
	3,645	2,659
Less: accumulated depreciation	(2,565)	(2,191)
	$1,080	$468

Depreciation expense charged to operations was $374 (2005: $332) for the year ended August 31, 2006.

5. Capital Stock

On May 17, 2006, the Company had completed a non-brokered private placement of 3,000,000 units at $0.17 per unit for $500,000. Each unit consists of one share of common stock, one Class A non-redeemable warrant to purchase a share of common stock at $0.167 per share for a period of 24 months from the date of issuance, and one Class B non-redeemable warrant to purchase a share of common stock at $0.183 per share for a period of 36 months from the date of issuance. The proceeds allocated to the class A warrants were $155,009 and the class B warrants were $163,572.

At August 31, 2006 and 2005, there were 1,000,000 shares of preferred stock (par value $0.01 per share) authorized, of which no shares were issued and outstanding.  The Board of Directors has the authority to issue such stock in one or more series, to fix the number of shares and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

6. Warrants

The movement of share purchase warrants can be summarized as follows:

		Weighted average
	Number of warrants	exercise price
Class A Warrants
Balance, September 1, 2005	-	$-
Granted	3,000,000	0.167
Balance, August 31, 2006	3,000,000	0.167

Class B Warrants
Balance, September 1, 2005	-	$ -
Granted	3,000,000	0.183
Balance, August 31, 2006	3,000,000	0.183

As of August 31, 2006, 1,000,000 Class A warrants were outstanding which entitle the holders to purchase 3,000,000 common shares of the Company at $0.167 each expiring on May 17, 2008 and 3,000,000 Class B warrants were outstanding which entitle the holders to purchase 3,000,000 common shares of the Company at $0.183 each expiring on May 17, 2009.

7. Related Party Transactions

Related party transactions are in the normal course of operations and are recorded at amounts established and agreed between the related parties.

During the years ended August 31, 2006 and 2005, the current president and directors provided services to the Company for no compensation.

Management fee of $30,000 is accrued in accounts payable for fiscal years 2006 and 2005 to the president of the Company for the services rendered in fiscal year 2003.

Promissory note payable - related party is a promissory note of $100,000 payable to a former director and shareholder of the Company. The amount bears interest at 8.75% per annum, unsecured and was repaid on April 27, 2006 with accrued interest of $8,750. The Company also borrowed $50,000 from the same shareholder on January 23, 2006 bearing interest at 8.75% per annum and the amount was repaid on April 23, 2006 with accrued interest of $1,094. On December 13, 2004, the Company borrowed $5,000 from Terri DuMoulin, our current president at zero percent interest and issued a 12 month promissory note, which was repaid in full on May 24, 2005.

As of August 31, 2006 and 2005, respectively, there were  39,999,600 shares held by two directors and a major shareholder of the Company that are considered "restricted shares" as that term is defined in Rule 144 as promulgated under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act.

Mr. Harmel S. Rayat is also an officer, director and shareholder of each of International Energy, Inc., PhytoMedical Technologies, Inc., Entheos Technologies, Inc. and HepaLife Technologies, Inc.

8. Income Taxes

(a) The Company has net losses for tax purposes totaling approximately $482,000 (2005 – $320,000) which may be applied against future taxable income, and will expire starting 2019 through 2028.  Accordingly, there is no tax expense for the years ended August 31, 2006 and 2005. The potential tax benefits arising from these losses have not been recorded in the financial statements. The Company evaluates its valuation allowance requirements on an annual basis based on projected future operations. When circumstances change and this causes a change in management’s judgment about the realizability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current operations.

(b) The tax effects of temporary difference that gives rise to the Company’s deferred tax asset are as follows:

	2006	2005

Tax loss carryforwards	$168,700	$112,000
Valuation allowance	(168,700)	(112,000)
	$-	$-

(c) The following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rates of 35% for the years ended August 31, 2006 and 2005:

	2006	2005

Income tax benefit at statutory rate	$(56,700)	$(36,000)
Change in valuation allowance	56,700	36,000
	$-	$-

9. Segment Information

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated, the availability of separate financial results and materiality considerations.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.7502(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation's articles of incorporation, bylaws or agreement to provide that directors' and officers' expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3) (b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws contain broad indemnification provisions and provide in relevant part that:

“The Corporation hereby indemnifies each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of the Corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys’ fees, arising out of his or her status as a director, officer, agent, employee, or representative.  The foregoing right of an indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled.  The Corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs and expenses, whether or not the Corporation would have the legal power to indemnify them directly against such liability.”

The foregoing is only a summary of the indemnification provisions of our Bylaws and contracts and is qualified in its entirety by reference to our Articles of Incorporation and Bylaws.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or other proceeding that may result in a claim for such indemnification.

ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

Securities and exchange commission filing fee	$87.00
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$20,000.00
Transfer agent and escrow agent fees	$500.00
Printing and mailing expenses	$1,000.00
Miscellaneous offering expenses	$3,500.00
Total	$30,087.00

ITEM 26:  RECENT SALES OF UNREGISTERED SECURITIES.

On May 5, 1998, 1,500,000 shares of restricted common stock were issued to each of our founding stockholders, both of whom were accredited investors in exchange for $1,500.00 each. These shares were issued in exchange for management services rendered to to us valued at $3,000.  Octillion believes that these sales were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) by virtue of Section 4(2) thereto, Regulations D and/or S as promulgated thereunder.

On May 15, 1998, we commenced an offering of 375,000 unrestricted common shares pursuant to Regulation D, Rule 504, promulgated under the Securities Act. The shares were offered to 166 accredited investors for cash at $0.40 per share, for a total of $150,000. The offering was completed during October 1998.

On December 19, 2002, we offered and sold 8,000,000 restricted shares of common stock to Harmel Rayat, our president and director. The shares were issued to Mr. Rayat in consideration of the satisfaction of unpaid and accrued management fees in the amount of $80,000. We believe that these sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereto and/or Regulation S as promulgated thereunder.

On March 18, 2003 we offered and sold 2,333,200 restricted shares of common stock to Mr. Kesar Dhaliwal in satisfaction of accrued and unpaid management fees in the amount of $23,332.  We believe that these sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereto and/or Regulation S as promulgated thereunder.

On April 24, 2003, we offered and sold 100,000 restricted common shares to Health Research Group, LLC, business development consultants, at a price of $0.01 per share, representing the fair market value of services to be rendered. On June 13, 2003, the services of Health Research Group, LLC were terminated and the 100,000 restricted shares were returned to treasury for cancellation.   We believe that these sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereto and/or Regulation S as promulgated thereunder.

On May 8, 2007, we offered and sold an aggregate of 1,000,000 shares to 6 individuals all of whom reside in British Columbia, Canada. Each unit consisted of 1 share and 3 share purchase warrants. We believe that these sales were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereto and/or Regulation S as promulgated thereunder.

ITEM 27: INDEX TO EXHIBITS

Exhibit No.

Description of Exhibit

3(i)

Articles of Incorporation, as amended

3(ii)

By Laws

4.1

Form of Subscription Agreement

4.2

Form of Registration Rights Agreement

5.1

Opinion of Sierchio Greco & Greco LLP regarding the legality of the securities being registered.

10.1

Option Agreement, dated April 29, 2005, between Octillion Corp. and Iowa State Research Foundation, Inc.

10.2

Amended Option Agreement between Octillion Corp. and Iowa State Research Foundation, Inc. dated October 13, 2005

10.3

Amended Option Agreement No. 2 between Octillion Corp. and Iowa State Research Foundation, Inc. dated February 8, 2007

10.4

Sponsored Research Agreement with University of Illinois dated August 25, 2006

23.1

Consent of Sierchio Greco & Greco LLP.

23.2

Consent of Peterson Sullivan, P.L.L.C. dated May 11, 2007

ITEM 28:  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying Rule 430B,

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer, and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other that prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Actof1933and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, province of British Columbia, Canada, on May 11, 2007.

Octillion Corp.

By: /s/ Harmel S. Rayat

Name:  Harmel S, Rayat

Title:

Chief Executive Officer,

President, Chief Financial Officer,

Principal Accounting Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Tareq Ghazaleh

Date:  May 11, 2007

Title: Secretary/Treasurer, Director

By: /s/  Harmel S. Rayat

Harmel S. Rayat

Attorney in Fact

Pattiann Hiranandani

Date:  May 11, 2007

Title: Director

By: /s/  Harmel S. Rayat

Harmel S. Rayat

Attorney in Fact

Kaiyo Nedd

Date:  May 11, 2007

Title: Director

By: /s/  Harmel S. Rayat

Harmel S. Rayat

Attorney in Fact

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Harmel S. Rayat, as their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for them and in their names and places, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments thereto, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

 /s/ Tareq Ghazaleh

Date:  May 11, 2007

Name:  Tareq Ghazaleh

Title: Director, Secretary/Treasurer

/s/ Pattiann Hiranandani

Date:  May 11, 2007

Name:  Pattiann Hiranandani

Title: Director

/s/Kaiyo Nedd

Date:  May 11, 2007

Name: Kaiyo Nedd

Title: Director

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

--------------------

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

--------------------

Octillion Corp.

(Name of Small Business Issuer in Its Charter)

INDEX TO EXHIBITS

Exhibit No.

Description of Exhibit

3(i)

Articles of Incorporation, as amended

3(ii)

By Laws

4.1

Form of Subscription Agreement

4.2

Form of Registration Rights Agreement

5.1

Opinion of Sierchio Greco & Greco LLP regarding the legality of the securities being registered.

10.1

Option Agreement, dated April 29, 2005, between Octillion Corp. and Iowa State Research Foundation, Inc.

10.2

Amended Option Agreement between Octillion Corp. and Iowa State Research Foundation, Inc. dated October 13, 2005

10.3

Amended Option Agreement No. 2 between Octillion Corp. and Iowa State Research Foundation, Inc. dated February 8, 2007

10.4

Sponsored Research Agreement with University of Illinois dated August 25, 2006

23.1

Consent of Sierchio Greco & Greco LLP.

23.2

Consent of Peterson Sullivan, P.L.L.C. dated May 11, 2007